Exhibit 99.1

PRO FORMA VALUATION REPORT

MUTUAL HOLDING COMPANY

STOCK OFFERING

LAKE SHORE SAVINGS AND LOAN

ASSOCIATION

Dunkirk, New York

Dated As Of:

September 30, 2005

Prepared By:

RP® Financial, LC.

1700 North Moore Street

Suite 2210

Arlington, Virginia 22209

RP® FINANCIAL, LC.

Financial Services Industry Consultants

September 30, 2005

Board of Directors

Lake Shore Savings and Loan Association

125 East Fourth Street

Dunkirk, New York 14048

Members of the Board of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be offered in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision (“OTS”). Specifically, this Appraisal has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” as set forth by the OTS, and applicable regulatory interpretations thereof.

Description of Plan of Reorganization

The Board of Directors of Lake Shore Savings and Loan Association (“Lake Shore Savings” or the “Association”) adopted a plan of reorganization and related minority stock issuance on August 9, 2005, pursuant to which Lake Shore Savings will reorganize into a mutual holding company structure. As part of the plan of reorganization, Lake Shore Savings will convert from a New York-chartered mutual savings and loan association to a federally-chartered stock savings bank and will become a wholly-owned subsidiary of Lake Shore Bancorp, Inc. (“Lake Shore Bancorp” or the “Company”), a federally-chartered mid-tier holding corporation, and Lake Shore Bancorp will issue a majority of its common stock to Lake Shore, MHC (the “MHC”), a federally-chartered mutual holding company, and sell a minority of its common stock to the public. It is anticipated that the public shares will be offered in a subscription offering to the Association’s Eligible Account Holders, Tax-Qualified Employee Benefit Plans including the employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering. In addition, as part of the reorganization, the Association will form The Lake Shore Charitable Foundation (the “Foundation”) to further the Association’s commitment to the local community. The Foundation will be funded with stock equal to 2.0% of the stock issued in the reorganization. The total shares offered for sale to the public and issued to the Foundation will constitute a minority of the Company’s stock (49.0% or less).

Washington Headquarters
Rosslyn Center	Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210	Fax No.: (703) 528-1788
Arlington, VA 22209	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Board of Directors

September 30, 2005

The aggregate amount of stock sold by the Company cannot exceed the appraised value of the Association. Immediately following the offering, the primary assets of the Company will be the capital stock of the Association and the net offering proceeds remaining after contributing proceeds to the Association in exchange for 100% of the capital stock of the Association. The Company will contribute at least 50% of the net offering proceeds in exchange for the Association’s capital stock. The remaining net offering proceeds, retained at the Company, will be used to fund a loan to the ESOP and as general working capital.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Association and the other parties engaged by Lake Shore Savings to assist in the corporate reorganization and minority stock issuance process.

Valuation Methodology

In preparing our appraisal, we have reviewed the Association’s, the Company’s and MHC’s regulatory applications, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Association that has included due diligence related discussions with Lake Shore Savings’ management; Beard Miller Company LLP, the Association’s independent auditor; Thacher Proffitt & Wood LLP, Lake Shore Savings’ conversion counsel; and Ryan Beck & Co., Inc., which has been retained as the financial and marketing advisor in connection with the Association’s stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which Lake Shore Savings operates and have assessed the Association’s relative strengths and weaknesses. We have monitored all material regulatory and legislative actions affecting financial institutions generally and analyzed the potential impact of such developments on Lake Shore Savings and the industry as a whole to the extent we were aware of such matters. We have analyzed the potential effects of the stock conversion on the Association’s operating characteristics and financial performance as they relate to the pro forma market value of Lake Shore Bancorp. We have reviewed the economy and demographic characteristics of the primary market area in which the Association currently operates. We have compared Lake Shore Savings’ financial performance and condition with publicly-traded thrift institutions evaluated and selected in accordance with the

Board of Directors

September 30, 2005

Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed conditions in the securities markets in general and the market for thrifts and thrift holding companies, and mutual holding company offerings.

The Appraisal is based on Lake Shore Savings’ representation that the information contained in the regulatory applications and additional information furnished to us by the Association and its independent auditors, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Association, or its independent auditors, legal counsel, investment bankers and other authorized agents nor did we independently value the assets or liabilities of the Association. The valuation considers Lake Shore Savings only as a going concern and should not be considered as an indication of the Association’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for the Association, the MHC and the Company and for all thrifts and their holding companies. Changes in the local and national economy, the federal and state legislative and regulatory environments for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Association’s value alone. It is our understanding that there are no current plans for pursuing a second-step conversion or for selling control of the Company or the Association following the offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of September 30, 2005, the estimated aggregate pro forma market value of the shares to be issued immediately following the offering, both shares issued publicly as well as to the MHC, was $50,000,000 at the midpoint, equal to 5,000,000 shares issued at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $42,500,000 and a maximum value of $57,500,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 4,250,000 shares at the minimum of the valuation range and 5,750,000 total shares outstanding at the maximum of the valuation range. In the event that the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $66,125,000 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 6,612,500. The Board of Directors has established a public offering range such that the public ownership of

Board of Directors

September 30, 2005

the Company will constitute a 45.0% ownership interest of the Company prior to the issuance of the shares to the Foundation. Accordingly, the offering range to the public of the minority stock will be $19,125,000 at the minimum, $22,500,000 at the midpoint, $25,875,000 at the maximum and $29,756,250 at the supermaximum. Based on the public offering range, and inclusive of the shares issued to the Foundation, the public ownership of the shares will represent 47.0% of the shares issued, with the MHC owning the majority of the shares.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable OTS regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Lake Shore Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.

The valuation prepared by RP Financial in accordance with applicable OTS regulatory guidelines was based on the financial condition and operations of Lake Shore Savings as of June 30, 2005, the date of the financial data included in the prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.

The valuation will be updated as provided for in the OTS conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Lake Shore Savings, management policies, and current conditions in the equity markets for thrift stocks, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the federal and state legislative and regulatory environments for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be

Board of Directors

September 30, 2005

made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

Respectfully submitted, RP® FINANCIAL, LC.

/s/ WILLIAM E. POMMERING
William E. Pommerening Chief Executive Officer and Managing Director

/s/ GREGORY E. DUNN
Gregory E. Dunn Senior Vice President

RP® Financial, LC.

TABLE OF CONTENTS

LAKE SHORE SAVINGS AND LOAN ASSOCIATION

Dunkirk, New York

DESCRIPTION		PAGE NUMBER
CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		1.1
Plan of Reorganization		1.1
Strategic Overview		1.2
Balance Sheet Trends		1.5
Income and Expense Trends		1.9
Interest Rate Risk Management		1.13
Lending Activities and Strategy		1.14
Asset Quality		1.17
Funding Composition and Strategy		1.18
Subsidiaries		1.18
Legal Proceedings		1.19

CHAPTER TWO	MARKET AREA

Introduction		2.1
Market Area Demographics		2.1
National Economic Factors		2.4
Regional Economy		2.8
Market Area Deposit Characteristics and Trends		2.10
Competition		2.12

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		3.1
Basis of Comparison		3.2
Lake Shore Savings’ Peer Group		3.3
Financial Condition		3.6
Income and Expense Components		3.9
Loan Composition		3.12
Interest Rate Risk		3.14
Credit Risk		3.16
Summary		3.16

RP® Financial, LC.

TABLE OF CONTENTS

LAKE SHORE SAVINGS AND LOAN ASSOCIATION

Dunkirk, New York

(continued)

DESCRIPTION		PAGE NUMBER
CHAPTER FOUR	VALUATION ANALYSIS

Introduction		4.1
Appraisal Guidelines		4.1
RP Financial Approach to the Valuation		4.2
Valuation Analysis		4.3
1. Financial Condition		4.3
2. Profitability, Growth and Viability of Earnings		4.5
3. Asset Growth		4.7
4. Primary Market Area		4.7
5. Dividends		4.9
6. Liquidity of the Shares		4.10
7. Marketing of the Issue		4.11
A. The Public Market		4.11
B. The New Issue Market		4.16
C. The Acquisition Market		4.18
8. Management		4.18
9. Effect of Government Regulation and Regulatory Reform		4.19
Summary of Adjustments		4.19
Basis of Valuation – Fully-Converted Pricing Ratios		4.20
Valuation Approaches: Fully-Converted Basis		4.21
1. Price-to-Earnings (“P/E”)		4.24
2. Price-to-Book (“P/B”)		4.25
3. Price-to-Assets (“P/A”)		4.28
Comparison to Recent Offerings		4.28
Valuation Conclusion		4.29

RP® Financial, LC.

LIST OF TABLES

LAKE SHORE SAVINGS AND LOAN ASSOCIATION

Dunkirk, New York

TABLE NUMBER	DESCRIPTION	PAGE

1.1 Historical Balance Sheets		1.6
1.2 Historical Income Statements		1.10

2.1 Summary Demographic Data		2.3
2.2 Primary Market Area Employment Sectors		2.9
2.3 Unemployment Trends		2.10
2.4 Deposit Summary		2.11
2.5 Market Area Deposit Competitors		2.12

3.1 Peer Group of Publicly-Traded Thrifts		3.5
3.2 Balance Sheet Composition and Growth Rates		3.7
3.3 Income as a Percent of Average Assets and Yields, Costs, Spreads		3.10
3.4 Loan Portfolio Composition and Related Information		3.13
3.5 Interest Rate Risk Measures and Net Interest Income Volatility		3.15
3.6 Credit Risk Measures and Related Information		3.17

4.1 Market Area Unemployment Rates		4.9
4.2 Recent Conversion Pricing Characteristics		4.17
4.3 Calculation of Implied Per Share Data		4.22
4.4 MHC Institutions – Implied Pricing Ratios, Full Conversion Basis		4.26
4.5 Pricing Table: MHC Public Market Pricing		4.27

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I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Lake Shore Savings and Loan Association (“Lake Shore Savings” or the “Association”), chartered in 1891, is a New York-chartered savings and loan association headquartered in Dunkirk, New York. The Association serves upstate western New York through its administrative facilities and main office in Dunkirk and six branch offices. The administrative facilities, main office and four branches are located n Chautauqua County, which is south of Buffalo, and two branches are located in the Buffalo metropolitan area in Erie County. The Association is planning to open a third branch office in Erie County in December 2005. A map of the Association’s branch offices is provided in Exhibit I-1. Lake Shore Savings, is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (“FDIC”). At June 30, 2005, Lake Shore Savings had $332.0 million in assets, $247.4 million in deposits and total equity of $27.8 million equal to 8.4% of total assets. Lake Shore Savings’ audited financial statements are included by reference as Exhibit I-2.

Plan of Reorganization

On August 9, 2005, the Board of Directors of Lake Shore Savings adopted a plan to reorganize from the mutual form of organization to the mutual holding company form of organization. As part of the reorganization, Lake Shore Savings will convert from a New York-chartered mutual savings and loan association to a federal stock savings bank and change its name to Lake Shore Savings Bank. Pursuant to the reorganization, Lake Shore Savings will become a wholly-owned subsidiary of Lake Shore Bancorp, Inc. (“Lake Shore Bancorp” or the “Company”), a federally-chartered mid-tier holding corporation, and Lake Shore Bancorp will issue a majority of its common stock to Lake Shore, MHC (the “MHC”), a federally-chartered mutual holding company, and sell a minority of its common stock to the public. Concurrent with the reorganization, the Company will retain up to 50% of the net stock proceeds. Immediately after consummation of the reorganization, it is not anticipated that the MHC or the Company will

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engage in any business activity other than ownership of their respective subsidiaries and investment of stock proceeds that are retained by the Company.

The MHC will own a controlling interest in the Company of at least 51%, and the Company will be the sole subsidiary of the MHC. The Company will own 100% of the Association’s outstanding stock. The Company’s initial activities will be ownership of its subsidiary, Lake Shore Savings, investment of the net cash proceeds retained at the holding company level (initially in short-term investment securities) and extending a loan to the Association’s newly-formed employee stock ownership plan (“ESOP”). Subsequent activities of the Company may include payment of regular or special dividends, acquisitions of other financial institutions, acquisitions of other financial service providers and/or stock repurchases.

The plan of reorganization provides for a stock contribution to be made to The Lake Shore Charitable Foundation (the “Foundation”), which be a newly formed non-stock Delaware corporation. The Foundation will be funded with common stock contributed by the Company in an amount equal to 2.0% the gross proceeds of shares issued in the reorganization. The Foundation will be dedicated to assist the communities within Lake Shore Savings’ market area beyond community development and lending and will enhance the Association’s current activities under the Community Reinvestment Act.

Strategic Overview

Lake Shore Savings maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. Historically, Lake Shore Savings’ operating strategy has been fairly reflective of a traditional thrift operating strategy in which 1-4 family residential mortgage loans and retail deposits have constituted the principal components of the Association’s assets and liabilities, respectively. Beyond 1-4 family permanent mortgage loans, the Association’s lending activities include diversification into commercial real estate, consumer, home equity, commercial business and construction loans. Pursuant to the Association’s current strategic plan, Lake Shore Savings will continue to emphasize 1-4 family lending and will also continue to pursue lending diversification in which growth of commercial real estate loans will be emphasized.

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Investments serve as a supplement to the Association’s lending activities and the investment portfolio is considered to be indicative of a low risk investment philosophy. The investment portfolio is comprised primarily of mortgage-backed securities, with the balance of the portfolio consisting of asset-backed securities, municipal bonds, U.S. Government and agency securities, corporate bonds and FHLB stock.

Retail deposits have consistently served as the primary interest-bearing funding source for the Association. The deposit base is concentrated in time deposits and time deposits have been the primary source of the Association’s deposit growth in recent years. Growth of transaction accounts and, in particular, growth of checking account deposits has been targeted as an area of emphasis in the Association’s business plan. The Association utilizes borrowings as a supplemental funding source to facilitate management of funding costs and interest rate risk. Borrowings utilized by the Association have generally been limited to FHLB advances, which have fixed rate terms with laddered maturities.

Lake Shore Savings’ earnings base is largely dependent upon net interest income and operating expense levels. Overall, the Association’s operating strategy has provided for a relatively strong net interest margin; although, Lake Shore Savings’ net interest margin has declined from peak levels in recent periods, which can be largely attributable to interest rate spread compression resulting from the flattening yield curve. To facilitate and implement growth strategies higher operating expenses have been incurred by the Association, which includes the costs associated with expanding the branch network into Erie County as well as adding to staff to support and manage contemplated growth of Lake Shore Savings’ community banking franchise. The additional operating expenses have been more than offset by asset growth, as indicated by a decline in the Association’s operating expense to average assets ratio since 2001.

Reflective of a traditional thrift operating strategy, non-interest operating income has not been a significant contributor to the Association’s earnings. Growth of non-interest operating income is contemplated in the Association’s business plan, through such strategies as developing more of a sales culture in the branches and through growing fee-based transaction accounts.

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The post-offering business plan of the Association is expected to continue to focus on operating and growing a profitable institutions serving retail customers and small businesses in local markets. Accordingly, Lake Shore Savings will continue to be an independent community-oriented financial institution with a commitment to local real estate financing with operations funded by retail deposits, borrowings, equity capital and internal cash flows. In addition, the Association will seek to implement strategies that will increase its residential and commercial real estate lending presence in Erie County, as well as emphasize expansion and diversification of other products and services particularly with respect to building the core deposit base.

The Association’s Board of Directors has elected to complete a public stock offering to improve the competitive position of Lake Shore Savings. The capital realized from the minority stock offering will increase the operating flexibility and overall financial strength of Lake Shore Savings. The additional capital realized from stock proceeds will increase liquidity to support funding of future loan growth and other interest-earning assets. Lake Shore Savings’ higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Association’s interest-earning-assets-to-interest-bearing-liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Association’s future funding needs, which may facilitate a reduction in Lake Shore Savings’ funding costs. Additionally, Lake Shore Savings’ higher equity-to-assets ratio will also better position the Association to take advantage of expansion opportunities as they arise. Such expansion would most likely occur through the establishment or acquisition of additional banking offices or customer facilities that would provide for further penetration in the markets currently served by the Association or nearby surrounding markets. The Association will also be bettered position to pursue growth through acquisition of other financial service providers following the stock offering, given its strengthened capital position. At this time, the Association has no specific plans for expansion other than through establishing additional branches. The projected uses of proceeds are highlighted below.

•	MHC. The Association intends to capitalize the MHC with $100,000 of cash. The primary activity of the MHC will be ownership of the majority interest in the Company. The MHC funds will be held in low risk liquid instruments.

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•	Lake Shore Bancorp. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds at the mid-tier holding company level, net of the loan to the ESOP, are expected to be primarily invested initially into short-term investment grade securities. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Association, repurchases of common stock, and the payment of regular and/or special cash dividends.

•	Lake Shore Savings. Approximately 50% of the net stock proceeds will be infused into the Association in exchange for all of the Association’s newly issued stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Association are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth.

Overall, it is the Association’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Lake Shore Savings’ operations.

Balance Sheet Trends

Table 1.1 shows the Association’s historical balance sheet data for the past five and one-half years. From December 31, 2000 through June 30, 2005, Lake Shore Savings’ assets increased at an 11.7% annual rate. Asset growth was mostly realized through growth of interest-earning assets, which consisted mostly of loan growth. Asset growth has been funded with a combination of deposits and borrowings, as well as retained earnings. A summary of Lake Shore Savings’ key operating ratios for the past five and one-half years is presented in Exhibit I-3.

Lake Shore Savings’ loans receivable portfolio increased at a 10.2% annual rate from year end 2000 through June 30, 2005, with the portfolio exhibiting positive growth throughout the period. The Association’s lower loan growth rate compared to its asset growth rate served to reduce the loans-to-assets ratio from 63.9% at year end 2000 to 60.2% at June 30, 2005. Lake Shore Savings’ historical emphasis on 1-4 family lending is reflected in its loan portfolio composition, as 71.8% of total loans receivable consisted of 1-4 family permanent mortgage loans at June 30, 2005. Trends in the Association’s loan portfolio composition over the past five

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and one-half years show that 1-4 family permanent mortgage loans have been maintained at a fairly stable level of total loans, with such loans ranging from a low of 68.0% of total loans at year end 2002 to a high of 72.1% of total loans at year end 2003. Over the past five and one-half

[Table 1.1 is omitted. It has been filed as a paper filing.]

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years lending diversification by the Association has been mostly in the areas of home equity lines of credit, which equaled 14.6% of total loans at June 30, 2005, and commercial real estate loans, which equaled 7.3% of total loans at June 30, 2005. The relative concentrations of home equity lines of credit and commercial real estate loans comprising total loans have also been fairly consistent over the past five and one-half years. Construction loans have been a limited area of lending diversification for the Association, with such loans equaling 1.1% of total loans at June 30, 2005. Commercial business loans represent the primary area of non-mortgage lending by the Association, with such loans ranging from a low of 3.2% of total loans at year end 2003 to a high of 5.1% of total loans at year end 2001. Commercial business loans equaled 4.0% of the Association’s total loan portfolio at June 30, 2005. Consumer lending, other than home equity lines of credit which are included in the mortgage portfolio, has not been an area of lending emphasis for the Association, with such loans ranging from a high of 3.0% of total loans at year end 2000 to a low of 1.3% of total loans at June 30, 2005.

The intent of the Association’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Lake Shore Savings’ overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will primarily be invested into investments with short-term maturities. Over the past five and one-half years, the Association’s level of cash and investment securities (inclusive of FHLB stock) ranged from a low of 27.3% of assets at fiscal year end 2001 to a high of 35.3% of assets at June 30, 2005. Mortgage-backed securities comprise the most significant component of the Association’s investment portfolio, with the portfolio consisting of securities guaranteed or insured by a federal agency except for approximately $2.9 million of private issue collateralized mortgage obligations (“CMOs”). Mortgage-backed securities are generally purchased as a means to deploy excess liquidity at more favorable yields than other investment alternatives that are consistent with Lake Shore Savings’ investment philosophy. As of June 30, 2005, the mortgage-backed securities portfolio consisted of $48.2 million of CMOs and $25.8 million of pass-through securities. With the exception of $259,000 of pass-through certificates, the entire mortgage-backed securities portfolio was classified as available for sale. As of June 30, 2005, the net unrealized loss on the available for sale mortgage-backed securities portfolio equaled $850,000.

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Beyond the Association’s investment in mortgage-backed securities, investment securities held by the Association at June 30, 2005 consisted of asset-backed securities that are substantially secured by home equity loans ($17.5 million), U.S. Government and agency securities ($4.4 million), municipal bonds ($1.5 million) and equity securities ($1.5 million). The Association also held $2.6 million of FHLB stock at June 30, 2005. Available for sale investments and held to maturity investments totaled $21.3 million and $2.1 million, respectively, at June 30, 2005. Investments maintained as held to maturity consisted of U.S. Government securities. As of June 30, 2005, the net unrealized gain on the available for sale investment portfolio equaled $1.6 million. The Association also maintained cash and cash equivalents of $16.0 million at June 30, 2005, which equaled 4.8% of assets. Exhibit I-4 provides historical detail of the Association’s investment portfolio.

The Association also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of some of the Association’s senior officers and directors. The purpose of the investment is to provide funding for the benefit plans of the covered individuals. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of June 30, 2005, the cash surrender value of the Association’s BOLI equaled $5.6 million.

Over the past five and one-half years, Lake Shore Savings’ funding needs have been substantially met through retail deposits, internal cash flows, borrowings and retained earnings. From year end 2000 through June 30, 2005, the Association’s deposits increased at an annual rate of 8.4%. Positive deposit growth was sustained throughout the period covered in Table 1.1, with the most significant growth occurring in 2003. The stronger deposit growth recorded in 2003 was supported by the opening of two branches in Erie County. Deposit growth did not keep pace with the Association’s asset growth, as the ratio of deposits funding assets declined from 85.3% at year end 2000 to 74.5% at June 30, 2005. Transaction and savings accounts equaled 45.0% of the Association’s total deposits at June 30, 2005, versus a comparable ratio of 48.5% at year end 2002. Time deposits have been the primary source of the Association’s deposit growth over the past three and one-half years, increasing from $100.5 million or 51.5% of total deposits at year end 2002 to $136.0 million or 55.0% of total deposits at June 30, 2005.

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Borrowings serve as an alternative funding source for the Association to address funding needs for growth and to support control of deposit costs. Borrowings have become a more prominent funding source for the Association in recent years, with total borrowings increasing from 3.5% of assets at year end 2000 to a peak ratio of 16.4% at year end 2005. The Association maintained total borrowings of $51.4 million at June 30, 2005 or 15.5% of assets. Borrowings held by the Association consist of fixed rate FHLB advances with laddered terms.

Since year end 2000, retention of earnings and the adjustment for accumulated other comprehensive income translated into an annual capital growth rate of 8.3% for the Association. Asset growth was slightly stronger than the Association’s equity growth rate, as Lake Shore Savings’ equity-to-assets ratio declined from 9.6% at year end 2000 to 8.4% at June 30, 2005. All of the Association’s capital is tangible capital, and the Association maintained capital surpluses relative to all of its regulatory capital requirements at June 30, 2005. The addition of stock proceeds will serve to strengthen the Association’s capital position, as well as support growth opportunities. At the same time, as the result of the significant increase that will be realized in the Association’s pro forma capital position, Lake Shore Savings’ ROE can be expected to decline from current returns

Income and Expense Trends

Table 1.2 shows the Association’s historical income statements for the past five years and for the twelve months ended June 30, 2005. The Association reported positive earnings over the past five and one-half years, ranging from a low of 0.58% of average assets during 2003 to a high of 1.00% of average assets during 2002. For the twelve months ended June 30, 2005, the Association’s reported net income of $2.3 million or 0.72% of average assets. The lower earnings reported in 2003 was mostly attributable to a decline in net interest income, as the result of interest rate spread compression. The positive trend in the Association’s return on average assets ratio since 2003 has primarily been realized through leveraging of the operating expense ratio, while the net interest margin has stabilized. Non-interest operating income has been a fairly stable, but somewhat limited contributor to the Association’s earnings. Loan loss provisions have had a varied impact on the Association’s earnings over the past five and one-half years, but typically have been a fairly limited. Likewise, gains and losses realized from the sale

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[Table 1.2 is omitted. It has been filed as a paper filing.]

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of investments and loans have not been a significant factor in the Association’s earnings over the past five and one-half years.

Over the past five and one-half years, the Association’s net interest income to average assets ratio ranged from a low high of 3.68% during 2002 to a low of 2.94% during 2004. For the twelve months ended June 30, 2005, the Association’s net interest income to average assets ratio equaled 2.97%. The decline in the net interest income ratio since 2002 reflects a narrowing of the Association’s interest rate spread, which has resulted from a steeper decline in the overall yield earned on interest-earning assets relative to the overall rate paid on funding liabilities. Factors that have contributed to the Association’s interest rate spread compression include the declining interest rate environment that facilitated accelerated repayments in the loan and MBS portfolios due to borrowers refinancing into lower rate loans and more recently the adverse impact of a flattening yield curve on a balance sheet that is liability sensitive in the short-term. Overall, the Association’s interest rate spread declined from 3.68% during 2002 to 2.98% during the six months ended June 30, 2005. The Association’s historical net interest rate spreads and yields and costs are set forth in Exhibits I-3 and I-5.

Non-interest operating income has been maintained at a fairly stable level over the past five and one-half years, ranging from a high of 0.77% of average assets during 2001 to a low of 0.57% of average assets during 2004 and for the twelve months ended June 30, 2005. The decline in the non-interest operating income ratio since 2002 can in part be attributed to changes in the Association’s balance sheet composition. In particular, trends in the Association’s balance sheet composition reflect increasing concentrations of investments and borrowings, which, unlike loans and deposits, do not represent sources of fee income. Fees and service charges constitute that major component of the Association’s non-interest operating income.

Operating expenses represent the other major component of the Association’s earnings, ranging from a high of 2.80% of average assets during 2000 to a low of 2.48% of average assets during 2004 and for the twelve months ended June 30, 2005. Similar to the decline in the non-interest operating income ratio, the leveraging of the operating expense ratio was in part facilitated by changes in the Association’s balance sheet composition towards higher concentrations of investments and borrowings which are less costly to generate and service than loans and deposits. Upward pressure will be placed on the Association’s expense ratio following

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the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans. At the same, the increase in capital realized from the stock offering will increase the Association’s capacity to leverage operating expenses through pursuing a more aggressive growth strategy.

Overall, the general trends in the Association’s net interest margin and operating expense ratio since 2000 reflect a slight decline in core earnings, as indicated by the Association’s expense coverage ratio (net interest income divided by operating expenses). Lake Shore Savings’ expense coverage ratio equaled 1.28 times during 2000, versus a comparable ratio of 1.20 times during the twelve months ended June 30, 2005. The decline in the expense coverage ratio was the result of a decline in the net interest income ratio, which was partially negated by a decline in the operating expense ratio as well. Similarly, Lake Shore Savings’ efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 65.4% during 2000 was slightly more favorable than the 70.1% efficiency ratio maintained for the twelve months ended June 30, 2005.

Maintenance of generally favorable credit quality measures has served to limit the amount of loss provisions established by the Association over the past five and one-half years. Loan loss provisions established by the Association ranged from a high of 0.16% of average assets during 2001 and 2002 to a low of 0.04% of average assets during the twelve months ended June 30, 2005. As of June 30, 2005, the Association maintained valuation allowances of $1.3 million, equal to 0.64% of net loans receivable and 121.5% of non-accruing loans and accruing loans past due 90 days or more. Exhibit I-6 sets forth the Association’s loan loss allowance activity during the past five and one-half years.

Gains realized from the sale of loans and investments generally have been a minor factor in the Association’s earnings, with the largest gains amounting to 0.10% of average assets during 2001. Loan sale gains reflect the sale of fixed rate loan originations to the secondary market for purposes of interest rate risk management during certain interest rate environments, as well as the sale of student loans. The Association’s current philosophy has been to generally retain all loan originations for investment. Student loans are generally sold when the loan goes into repayment. Gains and losses from the sale of investment securities were recorded by the

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Association throughout past five and one-half years, reflecting ongoing management of the investment portfolio for purposes of enhancing returns and managing interest rate risk. The gains and losses realized from the sale of investment securities are viewed as a non-recurring source of income, in light of the unpredictable and volatile characteristics of those gains.

For the twelve months ended June 30, 2005, the Association’s effective tax rate equaled 30.0%, which was less than the effective statutory rate. The Association maintains a lower effective tax rate than its marginal tax rate of 38.5%, primarily as the result of tax exempt income earned on some of the Association’s investments.

Interest Rate Risk Management

The Association’s balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates, as well as during periods when the yield curve becomes flatter due to short-term interest rates rising faster than long-term interest rates. As of June 30, 2005, the Net Portfolio Value (“NPV”) analysis provided by the OTS indicated that a 2.0% instantaneous and sustained increase in interest rates would result in a 26% decline in the Association’s NPV (see Exhibit I-7).

The Association pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Association manages interest rate risk from the asset side of the balance sheet through underwriting residential mortgages that will allow for their sale to the secondary market when such a strategy is appropriate, maintaining investments as available for sale, investing in securities with varied terms or repricing periods, and diversifying into other types of lending beyond 1-4 family permanent mortgage loans which consists primarily of shorter term and adjustable rate loans. As of December 31, 2004, of the Association’s total loans due after December 31, 2005, ARM loans comprised 21.8% of those loans (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through utilizing fixed rate FHLB advances with laddered maturities to fund fixed rate residential mortgage loans and through emphasizing growth of lower cost and less interest rate sensitive

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transaction and savings accounts. Transaction and savings accounts comprised 45.0% of the Association’s deposits at June 30, 2005.

The infusion of stock proceeds will serve to further limit the Association’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Association’s capital will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

Lake Shore Savings’ lending activities have traditionally emphasized 1-4 family permanent mortgage loans and such loans continue to comprise the largest component of the Association’s loan portfolio. Beyond 1-4 family loans, lending diversification by the Association has emphasized home equity, commercial real estate and commercial business loans. To a lesser extent, the Association’s lending activities include consumer loans and construction loans. Going forward, the Association’s lending strategy is expected to remain fairly consistent with recent historical trends, with the origination of 1-4 family permanent mortgage loans remaining as the primary source of loan originations and areas of lending diversification continuing to emphasize originations of home equity and commercial real estate loans. Exhibit I-9 provides historical detail of Lake Shore Savings’ loan portfolio composition over the past five and one-half years and Exhibit I-10 provides the contractual maturity of the Association’s loan portfolio by loan type as of June 30, 2005.

Lake Shore Savings originates both fixed rate and adjustable rate 1-4 family permanent mortgage loans. The Association’s current practice is to retain all 1-4 family originations for investment. In the past, the Association has sold loans to the State of New York Mortgage Agency and Freddie Mac and may do so again for purposes of interest rate risk management. The Association retains the servicing on loans that are sold. ARM loans offered by the Association include loans with initial repricing terms of one, five or seven years, which convert to a one year ARM loan after the initial repricing period. ARM loans are indexed to the weekly average yield on U.S. Treasury securities adjusted to a constant maturity of one year as made available by the Federal Reserve Board. Fixed rate 1-4 family mortgage loans offered by the

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Association have terms of 15, 20 or 30 years. The Association also offers a two-step residential mortgage loan, which has a 30 year term and adjusts one time after an initial fixed rate period of seven years. The substantial portion of the Association’s 1-4 family permanent mortgage loans are underwritten to secondary market standards specified by Freddie Mac. As of June 30, 2005, the Association’s outstanding balance of 1-4 family permanent mortgage loans equaled $143.7 million or 71.8% of total loans outstanding.

Home equity loans constitute the second largest component of the Association’s loan portfolio, with such loans consisting of fixed-rate amortizing loans as well as variable rate home equity lines of credit (“HELOCs”). Home equity loans are offered up to a LTV ratio of 90.0%, inclusive of other liens on the property, when the Association also holds the first mortgage or up to a LTV ratio of 80% if the Association does not hold the first mortgage. Fixed rate amortizing home equity loans are offered for terms of 5 to 15 years, while HELOCS generally have 15 year terms. HELOCs are tied to the prime rate as reported in The Wall Street Journal. As of June 30, 2005, the Association’s outstanding balance of home equity loans equaled $29.3 million or 14.6% of total loans outstanding.

The other major area of lending diversification for the Association consists of commercial real estate loans, which are collateralized by properties in the Association’s market area. Lake Shore Savings’ originates commercial real estate loans up to a maximum LTV ratio of 80.0% and requires a minimum debt-coverage ratio of 1.2 times. Commercial real estate loans are generally offered for terms of 15 to 20 years, either as adjustable rate loans that reprice every five years or as fixed rate loans. Commercial real estate loans are generally priced off of the prime rate as reported in The Wall Street Journal. Properties securing the commercial real estate loan portfolio include retail properties, small office buildings and restaurants. Growth of the commercial real estate loan portfolio is currently an area of lending emphasis for the Association. As of June 30, 2005, the Association’s outstanding balance of commercial real estate loans equaled $14.6 million or 7.3% of the total loan portfolio.

Construction loans originated by the Association are loans to finance the construction of 1-4 family residences and commercial real estate properties. Construction loans extended for 1-4 family properties are for the construction of pre-sold homes. Construction loans are offered up to a LTV ratio of 80% and require payment of interest only during the construction period.

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Commercial real estate construction loans are originated as construction/permanent loans and are subject to the same underwriting criteria as required for permanent mortgage loans, as well as submission of completed plans, specifications and cost estimates related to the proposed construction. Loans for the construction of commercial real estate are extended up to a LTV ratio of 80.0% based on the lesser of the appraised value of the property or cost of construction. As of June 30, 2005, Lake Shore Savings’ outstanding balance of construction loans equaled $2.2 million or 1.1% of total loans outstanding.

Lake Shore Savings’ diversification into non-mortgage loans consists primarily of commercial business loans and, to a lesser extent, consumer loans. The commercial business loan portfolio is generated through extending loans to small- and medium-sized companies operating in the local market area. Commercial business loans offered by the Association consist primarily of floating rate loans indexed to the prime rate as reported in The Wall Street Journal. Secured loans constitute the major portion of the commercial business loan portfolio, while the portfolio also includes a minor amount of unsecured loans. As of June 30, 2005, Lake Shore Savings’ outstanding balance of commercial business loans equaled $8.0 million or 4.0% of total loans outstanding.

Consumer lending has been a relatively minor area of lending diversification for the Association. The consumer loan portfolio includes loans secured by deposits, new and used automobile loans, recreational vehicle loans, guaranteed student loans, property improvement loans and unsecured personal loans. Consumer loans are generally extended as fixed rate loans with varied terms of up to 10 years depending on the collateral. Student loans are generally sold to Sallie Mae when the loan goes into repayment. As of June 30, 2005, the Association’s outstanding balance of consumer loans equaled $2.5 million or 1.3% of total loans outstanding.

Exhibit I-11 provides a summary of the Association’s lending activities over the past five and one-half years. The Association’s lending volume peaked in 2003, which was primarily supported by increased originations of residential mortgage loans. A large portion of the Association’s 1-4 family loan volume during 2003 were loans to refinance existing mortgages, as borrowers took advantage of historically low mortgage rates to refinance into lower rate loans. Loan originations in 2003 totaled $91.7 million, versus $39.7 million in 2000, $51.6 million in 2001 and $56.4 million in 2002. Loan originations declined to $49.6 million in 2004 and to

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$17.5 million for the six months of 2005 compared to $24.3 million for the first six months of 2004. The Association was also more active in selling loans during 2003, in which $4.0 million of newly originated 1-4 family fixed rate loans were sold for purposes of interest rate risk management. Since 2003, loan sales by the Association have been substantially limited to relatively modest amounts of guaranteed student loans. The Association has sustained positive loan growth since 2001, although only nominal loan growth was recorded for the first six months of 2005. The Association’s most significant loan growth occurred during 2003. While the Association experienced a decline in lending volume during 2004 and the first six months of 2005, the pace of loan repayments declined as well.

Asset Quality

The Association’s 1-4 family lending emphasis has generally supported favorable credit quality measures. Over the past five and one-half years, Lake Shore Savings’ ratio of non-performing assets, inclusive of accruing loans past due 90 days or more, ranged from a low of 0.28% of assets at year end 2004 to a high of 0.71% of assets at year end 2001. The Association held $1.3 million of non-performing assets at June 30, 2005, equal to 0.38% of assets. As shown in Exhibit I-12, the Association’s balance of non-performing assets at June 30, 2005 consisted of $429,000 of non-accruing loans, $619,000 of accruing loans past due 90 days or more and $211,000 of other real estate owned.

To track the Association’s asset quality and the adequacy of valuation allowances, Lake Shore Savings has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed quarterly by senior management and the Board. Pursuant to these procedures, when needed, the Association establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of June 30, 2005, the Association maintained valuation allowances of $1.3 million, equal to 0.64% of net loans receivable and 121.5% percent of the combined balance of non-accruing loans and accruing loans past due 90 days or more.

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Funding Composition and Strategy

Deposits have consistently accounted for the major portion of the Association’s interest-bearing funding composition and at June 30, 2005 deposits equaled 82.7% of Lake Shore Savings’ interest-bearing funding composition. Exhibit I-13 sets forth the Association’s deposit composition for the past three and one-half years and Exhibit I-14 provides the interest rate and maturity composition of the CD portfolio at June 30, 2005. CDs represent the largest component of the Association’s deposit composition, with Lake Shore Savings’ current CD composition reflecting a higher concentration of short-term CDs (maturities of one year or less). As of June 30, 2005, the CD portfolio totaled $136.0 million or 55.0% of total deposits and 57.0% of the CDs were scheduled to mature in one year or less. As of June 30, 2005, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $30.2 million or 22.2% of total CDs. Lake Shore Savings does not maintain any brokered CDs.

Lower cost savings and transaction accounts comprise the balance of the Association’s deposit composition, with such deposits amounting to $111.4 million or 45.0% of total deposits at June 30, 2005. Comparatively, at year end 2002, the ratio of transaction and savings accounts comprising total deposits equaled 48.5%. The lower ratio of transaction and savings accounts maintained at June 30, 2005 compared to year end 2002 was the result of transaction and savings account deposits increasing at a slower rate than time deposits.

Borrowings serve as an alternative funding source for the Association to facilitate management of funding costs and interest rate risk. The Association’s utilization of borrowings has typically been limited to FHLB advances. Lake Shore Savings maintained $51.4 million of FHLB advances at June 30, 2005, which were utilized to fund fixed rate residential loans. The FHLB advances have fixed rate terms with laddered maturities. To the extent borrowings are added by the Association, FHLB advances would likely continue to be the primary source of borrowings utilized.

Subsidiaries and Other Activities

Lake Shore Savings does not maintain any subsidiaries. In November 2002, the Association established and funded a 50% interest in the Lake Shore Title & Abstract LLC with

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a third party title agency for the purpose of offering abstracting and title services in connection with real estate transactions engaged in by Lake Shore Savings. There was no income or loss attributed to this venture in 2002. In subsequent periods, the income generated by and the expense attributable to this joint venture have been minimal.

Legal Proceedings

The Association is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition of the Association.

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II. MARKET AREA

Introduction

Lake Shore Savings serves upstate western New York through its main office in Dunkirk and six branch offices located in the towns of Fredonia, Westfield, Jamestown (two locations), East Amherst and Orchard Park. Dunkirk, Fredonia, Westfield and Jamestown are part of Chautauqua County, which is south of Buffalo. East Amherst and Orchard Park are located in the Buffalo metropolitan area in Erie County. The Association’s activities are largely conducted within the markets served by the retail branches and surrounding contiguous markets. Exhibit II-1 provides information on the Association’s office facilities.

The primary market area served by the Association is a mixture of urban, suburban and rural markets, with the Buffalo metropolitan area representing the most populous and largest source of economic activity in upstate western New York. The Association’s competitive environment includes a large number of thrifts, commercial banks and other financial service providers, some of which have a regional or national presence. Due to its small size, the Association has more limited resources and a smaller market presence than many of its competitors. The primary market area economy is fairly diversified, with services, wholesale/retail trade, manufacturing and government constituting the basis of the primary market area economy.

Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Association, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors have been examined to help determine the growth potential that exists for the Association and the relative economic health of the Association’s market area.

Market Area Demographics

Key demographic and economic indicators in the Association’s market area include population, number of households and household/per capita income levels. Demographic data

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for Chautauqua and Erie Counties, as well as comparative data for New York and the U.S., is provided in Table 2.1. The market area is characterized by two distinctly different types of markets. Erie County is a more densely populated urban and suburban market, while Chautauqua County has a smaller population base and is largely suburban and rural in nature. Notably, both primary market area counties have been experiencing declining populations and very modest growth in households. The declining population base has largely been the product of a weak regional economy, where overall job growth has been limited by the lack of new economic activity entering into the market area and a shrinking base of manufacturing jobs. Population and household growth for the primary market area counties are projected to remain well below the comparable projected growth rates for the U.S. and New York over the next five years.

Median household and per capita income were lower in Chautauqua County compared to Erie County, while the income measures for both counties were below the comparable measures for the U.S. and New York. The lower income measures indicated for Chautauqua County can be attributed to the more rural nature of that market area, while the comparatively higher household and per capita income measures indicated for Erie County reflect the influence of economic activity in the Buffalo metropolitan area. The cost of living in Erie County is higher than Chautauqua County and Erie County maintains a larger base of professional and white collar jobs compared to Chautauqua County. Over the next five years, the median household income growth rates for Chautauqua County and Erie County are projected to remain below the comparable growth rates projected for New York and the U.S. The less affluent nature of Chautauqua County is further implied by household income distribution measures, which show that, in comparison to Erie County, Chautauqua County maintains a higher percentage of households with incomes of less than $25,000 and a lower percentage of households with incomes in the upper income brackets.

In summary, the demographic characteristics of the primary market area counties are not considered to be highly conducive for loan or deposit growth, and, thus, the Association’s growth will continue to be somewhat contingent upon gaining market share or through geographic expansion into markets with more favorable demographic characteristics.

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[Table 2.1 is omitted. It has been filed as a paper filing.]

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National Economic Factors

The future success of the Association’s operations is partially dependent upon various national and local economic trends. In assessing national economic trends over the past year, higher oil prices showed signs of constraining the economy at the beginning of the fourth quarter of 2004, as U.S. manufacturing activity fell to a thirteen month low in October 2004. Consumer confidence also fell in October reflecting concerns over sluggish job growth. However, job growth was strong in October as 337,000 jobs were added, although the national unemployment rate for October ticked up to 5.5% as more people started to look for jobs. Helped by the strong job growth and lower oil prices, consumer confidence rose in November. Notwithstanding the employment gains, the leading economic indicators fell for a fifth straight month in October. Low mortgage rates continued to support strong home sales for October. U.S. job growth for November slowed sharply, although the U.S. unemployment rate for November declined to 5.4%. Economic data at the close of the year generally reflected signs of an improving economy, which included a jump in durable-goods orders in November, the largest increase in December retail sales in five years, December consumer confidence increasing to its best level since the summer and solid job growth reflected in the December employment data with the December national unemployment holding steady at 5.4%. Housing starts were also up strongly in December and the leading economic indicators rose in December for the second straight month. However, fourth quarter GDP growth was slower than expected, increasing at a 3.8% annual rate for the quarter.

Economic data for the beginning of the first quarter of 2005 was mixed. The manufacturing sector continued to expand in January 2005 and retail sales continued to be a healthy contributor to the economy in January. While the January 2005 unemployment rate declined to 5.2%, its lowest rate since 2001, its was mostly attributable to a decline in the number of people looking for jobs as job growth fell below expectations in January. After gaining 0.3% in December, the index of leading economic indicators slipped 0.3% in January. Retail sales were better-than-expected in February and job growth jumped in February, although the national unemployment rate rose in February to 5.4%. February economic data also showed a rise in durable-goods orders and a surge in new home sales, providing further indications that the economy’s steady growth was continuing. However, despite a decline in the March U.S.

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unemployment rate to 5.2%, job growth was sluggish in March with the 110,000 jobs added in March marking the smallest gain since last July. While new home sales were unexpectedly strong in March, the economy showed signs of slowing down at the end of the first quarter as indicated by slowing job growth, a drop in consumer confidence and disappointing retail sales.

A sharp drop in initial jobless claims and a report showing a pick-up in manufacturing activity in the mid-Atlantic region suggested that the economy gained momentum at the start of the second quarter of 2005. Job growth was stronger than expected in April, with the April national unemployment rate holding steady at 5.2%. Record new and existing home sales in April, as well as strong increases in April retail sales and durable goods orders, provided further evidence that the economy had recovered from the slowdown in March. First quarter GDP growth was revised upward from 3.1% to 3.5%, while an accompanying inflation measure remained unrevised. Job growth slowed dramatically in May after surging in April, but the May unemployment rate dipped to 5.1%. Weak auto sales led to a drop in retail sales during May, while manufacturing activity rebounded in May. Sales of new and existing homes remained strong during May, as low interest rates continued to drive the housing market. Orders for durable goods were up strongly in May, as the result of a big jump in demand for commercial aircraft. However, excluding the transportation sector, orders for durable goods declined slightly in May. Economic data at the end of the second quarter showed signs that the expansion was on firm footing, as indicated by a pick-up in manufacturing activity in June, consumer confidence hitting a three year high in June and upward revisions in first quarter GDP growth to a 3.8% annual rate compared to the original estimate of 3.5%. June employment data showed modest job growth, but the national unemployment rate dropped to 5.0%. Consumer spending rose sharply in June, which fueled a surge in retail sales and increased sales of durable goods orders.

Employment data for July 2005 indicated that the U.S. economy was continuing to strengthen, as the July unemployment rate held steady at 5.0% and 207,000 jobs were added in July. Other economic data generally reflected an upbeat picture of economic growth during July and August, although durable-goods orders unexpectedly dropped sharply in July. Sales of new homes remained strong in July and a mid-August reading of the index of leading indicators implied a continuation of moderate growth in the months ahead. Retail sales fell sharply in August due to a decline in demand for cars, while August industrial output was up nominally.

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The unemployment rate for August dropped to a four year low of 4.9%, as 169,000 jobs were added during the month. August data reflected a decline in new home construction as well as new home sales, although existing home sales increased during August.

The outlook for future economic growth became considerably less favorable following the devastation caused by Hurricane Katrina, with employment and output expected to take a sizable hit from the loss of economic activity in the Gulf region. As expected, initial jobless claims rose sharply in the aftermath of Katrina, while consumer confidence slid to a two year low in September 2005 as energy prices soared. However, despite Katrina and higher energy prices, manufacturing activity picked up in September. Comparatively, business activity in the service sector dropped sharply in September.

In terms of interest rate trends over the past year, long-term Treasury yields declined at the beginning of the fourth quarter of 2004 reflecting weaker than expected employment data for September 2004 and higher oil prices. In late-October, the yield on the 10-year Treasury note edged back below 4.0%. Treasury yields increased during early-November, on news of stronger than expected job growth for October and a decline in oil prices to a three week low. The Federal Reserve raised its target interest rate a quarter-point to 2.00% as expected at its November meeting, which combined with mixed economic data served to stabilize long-term bond yields in mid-November. Lower oil prices and concerns about the weak dollar pushed bonds prices lower in late-November. In early-December, bonds rallied on the weaker than expected employment data for November. The positive trend in U.S. Treasury prices continued through mid-December, as the Federal Reserve raised its key interest rate target by a quarter-point to 2.25% and indicated that it would continue to raise interest rates at a measured pace based on expectations of moderate economic growth and well contained inflation. Treasury yields moved higher at the close of 2004 on news of a surge in consumer confidence during December.

Treasury yields increased sharply at the beginning of 2005 on signs that economic growth was picking up momentum and indications from the Federal Reserve that it was likely to keep raising rates because of wariness about inflation. Despite generally favorable economic data, Treasury yields eased lower during mid- and late-January as investors dumped stocks in favor of

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bonds. The Federal Reserve raised its target interest rate by another quarter-point in early-February and signaled no change in its plan for more increases. The as expected rate increase and January employment data showing lower than expected job growth sparked a rally in long-term Treasury bonds, with the yield on the 10-year Treasury falling below 4.0% in early-February. Bond yields moved higher in mid- and late-February on inflation concerns and indications of higher interest rates from the Federal Reserve. The generally strong economic data for February and signals from the Federal Reserve that it was becoming more concerned about inflation sustained the upward trend in interest rates through most of March. As expected, the Federal Reserve concluded its March meeting by raising its target rate to 2.75% from 2.5%. Treasury yields eased lower at the end of March and into early-April, as a key inflation gauge held steady in February and March job growth fell well short of expectations.

The downward trend in long-term Treasury yields generally prevailed through most of April 2005 on signs that the U.S. economy lost steam towards the end of the first quarter. A drop in consumer confidence in April and a weak first quarter GDP report fueled a decline in the 10-year Treasury yield below 4.20% at the end of April and, thus, further narrowed the gap between short- and long-term yields. The Federal Reserved raised the federal funds rate a quarter-point to 3.0% in early-May and indicated a plan of continued rate increases at a measured pace. The increase in short-term interest rates provided for further flattening of the yield curve, particularly as long-term interest rates declined in mid-May. The downward trend in long-term Treasury yields continued through early June, reflecting increased expectations that the Federal Reserve would stop raising interest rates sooner than expected on news of weaker than expected job growth in the May employment report. The yield on 10-year Treasury notes declined to a 14-month low of 3.89% at the beginning of June. Interest rates edged higher in mid-June, as the Federal Reserve indicated that the rate increases would continue. Higher oil prices, a decline in producer prices in May, as well as indications of slower economic growth suggested by a decline in the index of leading indicators for May, served to ease inflation concerns and pushed the yield on the 10-year Treasury note back below 4.0% in late-June. As expected the Federal Reserve raised its target for the federal funds rate by a quarter point to 3.25 % at its late-June meeting and indicated that it would continue with a policy of gradual interest rate hikes.

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Economic data showing that the economy was gaining momentum pushed Treasury yields higher at the start of the third quarter of 2005. The decline in Treasury prices became more pronounced in late-July on news that China revalued its currency. Treasury yields continued to climb in early-August, following a strong employment report for July that suggested the economy was continuing to strengthen. As expected, the Federal Reserve concluded its August meeting by increasing its target rate by another quarter-point to 3.5% and indicated plans to continue to raise rates at a measured pace. The yield curve flattened during the second half of August and early-September, as long-term Treasury yields eased lower on expectations that rising oil prices would slow consumer spending. An upbeat assessment of the economy by the Federal Reserve and growing expectations that the Federal Reserve would continue to raise rates at its mid-September meeting reversed the downward trend in long-term Treasury yields in mid-September. The Federal Reserve concluded the September meeting by raising its target interest rate another quarter point to 3.75%, concluding that Katrina’s impact on inflation was more worrisome than its effect on growth. The rate increase by the Federal Reserve combined with signs of inflation becoming more prominent pushed Treasury yields higher at the end of the third quarter. As of September 30, 2005, one- and 10-year U.S. government bonds were yielding 4.01% and 4.34%, respectively, versus comparable year ago yields of 2.21% and 4.14%. Exhibit II-2 provides historical interest rate trends from 1995 through September 30, 2005.

Regional Economy

The Association’s primary market area has a fairly diversified local economy, with employment in services, wholesale/retail trade, manufacturing and government serving as the basis of the regional economy. Service jobs represent the largest employment sector in both of the primary market area counties. Jobs in the wholesale/retail trade constituted the second largest employment sector in Erie County, while manufacturing jobs provided the second largest source of jobs in Chautauqua County. Once the backbone of the regional economy, the manufacturing sector has experienced job erosion since the 1970s. The loss of manufacturing jobs has been a major contributing factor to the decline that has been experienced in the regional population. Similar to national trends, service jobs have accounted for most of the recent job growth in the regional economy. However, in general, job growth in the primary market area counties has been limited by the lack of new economic activity entering the market and a

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declining population. Table 2.2 provides an overview of employment by sector, for both of the primary market area counties and the state of New York.

Table 2.2

Primary Market Area Employment Sectors

(Percent of Labor Force)(1)

Employment Sectors	New York	Chautauqua	Erie	Primary Market Average
Services	44.3%	36.6%	41.6%	39.1%
Government	14.4	14.4	14.4	14.4
Wholesale/Retail	13.5	14.8	15.4	15.1
Fin., Ins. & Real Estate	10.1	4.7	8.7	6.7
Manufacturing	6.2	16.9	10.5	13.7
Construction	4.3	3.9	3.9	3.9
Transport & Warehousing	3.0	2.3	2.8	2.6
Information	2.9.	1.5	1.8	1.6
Other	1.3	4.9	0.9	2.9

	100.0%	100.0%	100.0%	100.0%

(1)	As of 2003.

Source: Regional Economic Information System Bureau of Economic Analysis.

Comparative unemployment rates for the primary market area counties, as well as for the U.S. and New York, are shown in Table 2.3. July 2005 unemployment rates for Chautauqua County and Erie County equaled 4.6% and 5.6%, respectively, versus a comparable unemployment rate of 5.2% for both New York and the U.S. Similar to the U.S. and New York, the July 2005 unemployment rates for the counties of Chautauqua and Erie were lower compared to a year ago. The reduction in unemployment rates for the primary market area counties suggest that the regional economy participated in the national economic recovery over the past year, notwithstanding the unfavorable demographic trends that have been occurring in the regional market area.

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Table 2.3

Unemployment Trends(1)

Region	July 2004 Unemployment	July 2005 Unemployment
United States	5.7%	5.2%
New York	5.9	5.2
Chautauqua County	5.0	4.6
Erie County	5.8	5.6

(1)	Unemployment rates have not been seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

Market Area Deposit Characteristics and Trends

The Association’s retail deposit base is closely tied to the economic fortunes of upstate western New York and, in particular, the markets that are nearby to one of Lake Shore Savings’ seven offices. Table 2.4 displays deposit market trends from June 30, 2001 through June 30, 2004 for the branches that were maintained by the Association during that period. Additional data is also presented for the state of New York. The data indicates that Erie County’s larger population base translated into a higher balance of total bank and thrift deposits compared to Chautauqua County, as well as a stronger deposit growth rate during the three year period covered in Table 2.4. Consistent with the state of New York, commercial banks maintained a larger market share of deposits than savings institutions in both primary market area counties. For the three year period covered in Table 2.4, savings institutions experienced a decline in deposit market share in both of the Association’s primary market area counties.

Lake Shore Savings maintains its largest balance and largest market share of deposits in Chautauqua County. The Association’s $200.8 million of deposits at the Chautauqua County branches represented a 16.0% market share of thrift and bank deposits at June 30, 2004. Comparatively, the two branches that were opened in Erie County during 2003 had total deposits of $39.7 million at June 30, 2004, which represented only a 0.2% market share of the Erie County bank and thrift deposits. As part of the Buffalo metropolitan area, the Erie County market is a highly competitive banking market where the Association competes against significantly larger competitors as well as a number of locally-based institutions that operate

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[Table 2.4 is omitted. It has been filed as a paper filing.]

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primarily in the Buffalo MSA. During the three year period covered in Table 2.4, a 4.0% annual deposit growth rate in Chautauqua County served to increase the Association’s deposit market share from 15.2% at June 30, 2001 to 16.0% at June 30, 2004.

Competition

The Association faces notable competition in both deposit gathering and lending activities, including direct competition with several financial institutions and credit unions that primarily have a local or regional presence. Securities firms and mutual funds also represent major sources of competition in raising deposits. In many cases, these competitors are also seeking to provide some or all of the community-oriented services as Lake Shore Savings. With regard to lending competition, the Association encounters the most significant competition from the same institutions providing deposit services. In addition, the Association competes with mortgage companies, independent mortgage brokers, and credit unions in originating mortgage loans. Table 2.5 lists the Association’s largest competitors in the two counties currently served by its branches, based on deposit market share as noted parenthetically. The Association’s market share and market rank are also provided in Table 2.5.

Table 2.5

Lake Shore Savings and Loan Association

Market Area Deposit Competitors

Location	Name
Chautauqua County	HSBC Bank USA (18.9%)
Manufacturers & Traders Trust (16.7%)
Community Bank NA (15.5%)
Lake Shore Sav. (16.0%) - Rank of 3

Erie County	HSBC Bank USA (37.9%)
Manufacturers & Traders Trust (29.0%)
KeyBank NA (7.9%)
Lake Shore Sav. (0.2%) - Rank of 16

Sources: SNL Financial and FDIC.

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Page 3.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of Lake Shore Savings’ operations versus a group of comparable companies (the “Peer Group”) selected from the universe of all publicly-traded savings institutions. The primary basis of the pro forma market valuation of Lake Shore Savings is provided by these public companies. Factors affecting the Association’s pro forma market value such as financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between Lake Shore Savings and the Peer Group, will then be used as a basis for the valuation of Lake Shore Savings’ to-be-issued common stock.

Peer Group Selection

The mutual holding company form of ownership has been in existence in its present form since 1991. As of the date of this appraisal, there were approximately 32 publicly-traded institutions operating as subsidiaries of MHCs. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) guaranteed minority ownership interest, with no opportunity of exercising voting control of the institution in the MHC form of organization; (3) the potential impact of “second-step” conversions on the pricing of public MHC institutions; (4) the regulatory policies regarding the dividend waiver by MHC institutions; and (5) most MHCs have formed mid-tier holding companies, facilitating the ability for stock repurchases, thus improving the liquidity of the stock on an interim basis. We believe that each of these factors has an impact on the pricing of the shares of MHC institutions, and that such factors are not reflected in the pricing of fully-converted public companies.

Given the unique characteristics of the MHC form of ownership, RP Financial concluded that the appropriate Peer Group for Lake Shore Savings’ valuation should be comprised of subsidiary institutions of mutual holding companies. The selection of publicly-traded mutual holding companies for the Association’s Peer Group is consistent with the regulatory guidelines

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and other recently completed MHC transactions. Further, the Peer Group should be comprised of only those MHC institutions whose common stock is either listed on a national exchange or is NASDAQ listed, since the market for companies trading in this fashion is regular and reported. We believe non-listed MHC institutions are inappropriate for the Peer Group, since the trading activity for thinly-traded stocks is typically highly irregular in terms of frequency and price and may not be a reliable indicator of market value. We have excluded from the Peer Group those public MHC institutions that are currently pursuing a “second-step” conversion and/or companies whose market prices appear to be distorted by speculative factors or unusual operating conditions. MHCs which have recently completed a minority stock offering have been excluded as well, due to the lack of a seasoned trading history and insufficient quarterly financial data that includes the impact of the offering proceeds. The universe of all publicly-traded institutions is included as Exhibit III-1.

Basis of Comparison

This appraisal includes two sets of financial data and ratios for the Peer Group institutions. The first set of financial data reflects the actual book value, earnings, assets and operating results reported by the Peer Group institutions in its public filings inclusive of the minority ownership interest outstanding to the public. The second set of financial data, discussed at length in the following chapter, places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a “fully-converted” basis through assuming the sale of the majority shares held by the MHCs in public offerings based on their current trading prices and standard assumptions for a thrift conversion offering. Throughout the appraisal, the adjusted figures will be specifically identified as being on a “fully-converted” basis. Unless so noted, the figures referred to in the appraisal will be actual financial data reported by the Peer Group institutions.

Both sets of financial data have their specific use and applicability to the appraisal. The actual financial data, as reported by the Peer Group companies and reflective of the minority interest outstanding, will be used in Chapter III to make financial comparisons between the Peer Group and the Company. The differences between the Peer Group’s reported financial data and

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the financial data of Lake Shore Savings are not significant enough to distort the conclusions of the comparison (in fact, such differences are greater in a standard conversion appraisal). The adjusted financial data (fully-converted basis) will be more fully described and quantified in the pricing analysis discussed in Chapter IV. The fully-converted pricing ratios are considered critical to the valuation analysis in Chapter IV, because they place each Peer Group institution on a fully-converted basis (making their pricing ratios comparable to the pro forma valuation conclusion reached herein), eliminate distortion in pricing ratios between Peer Group institutions that have sold different percentage ownership interests to the public, and reflect the implied pricing ratios being placed on the Peer Group institutions in the market today to reflect the unique trading characteristics of publicly-traded MHC institutions.

Lake Shore Savings’ Peer Group

Under ideal circumstances, the Peer Group would be comprised of ten publicly-traded New York-based MHC institutions with capital, earnings, credit quality and interest rate risk comparable to Lake Shore Savings. However, given the limited number of publicly-traded institutions in the MHC form of ownership, the selection criteria was necessarily broad-based and not confined to a particular geographic market area. In light of the relatively small asset size of the Association, the selection criteria used for the Peer Group was the ten smallest publicly-traded MHCs in terms of asset size. The asset sizes of the Peer Group companies ranged from $118 million to $439 million. The universe of all publicly-traded MHC institutions, exclusive of institutions that have announced second-step conversions, is included as Exhibit III-2 and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies.

Unlike the universe of fully-converted publicly-traded thrifts, which includes approximately 140 companies, the universe of public MHC institutions is small, thereby reducing the prospects of a highly comparable Peer Group. Nonetheless, because the trading characteristics of public MHC institution shares are significantly different from those of fully-converted companies, public MHC institutions were the most appropriate group to consider as Peer Group candidates for this valuation. Relying solely on full stock public companies for the

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Peer Group would not capture the difference in current market pricing for public MHC institutions and thus could lead to distorted valuation conclusions. The federal regulatory agencies have previously concurred with this selection procedure of the Peer Group for MHC valuations. To account for differences between Lake Shore Savings and the MHC Peer Group in reaching a valuation conclusion, it will be necessary to make certain valuation adjustments. The following discussion addresses financial similarities and differences between Lake Shore Savings and the Peer Group.

Table 3.1 on the following page lists key general characteristics of the Peer Group companies. Although there are differences among several of the Peer Group members, by and large they are well-capitalized and profitable institutions and their decision to reorganize in MHC form suggests a commonality of operating philosophy. Importantly, the trading prices of the Peer Group companies reflect the unique operating and other characteristics of public MHC institutions. While the Peer Group is not exactly comparable to Lake Shore Savings, we believe such companies form a good basis for the valuation of Lake Shore Savings, subject to certain valuation adjustments.

In aggregate, the Peer Group companies maintain a higher level of capitalization relative to the universe of all public thrifts (15.03% of assets versus 11.19% for the all public average), generate comparable earnings on a return on average assets basis (0.66% ROAA versus 0.73% for the all public average), and generate a lower return on equity (4.66% ROE versus 7.55% for the all public average). The summary table below underscores the key differences, particularly in the average pricing ratios between full stock and MHC institutions (both as reported and on a fully-converted basis).

	All Publicly-Traded	Peer Group Reported Basis	Fully Converted Basis (Pro Forma)
Financial Characteristics (Averages)
Assets ($Mil)	2,678	287	322
Equity/Assets (%)	11.19%	15.03%	24.16
Return on Assets (%)	0.73	0.66	0.71
Return on Equity (%)	7.55	4.66	3.00

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[Table 3.1 is omitted. It has been filed as a paper filing.]

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	All Publicly-Traded		Peer Group Reported Basis		Fully Converted Basis (Pro Forma)
Pricing Ratios (Averages)(1)
Price/Earnings (x)	19.16	x	28.17	x	26.01	x
Price/Book (%)	151.29%		169.69%		89.10%
Price/Assets (%)	16.81		24.44		21.58

(1)	Based on market prices as of September 30, 2005.

The following sections present a comparison of Lake Shore Savings’ financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the figures reported by the Peer Group. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.

Financial Condition

Table 3.2 shows comparative balance sheet measures for Lake Shore Savings and the Peer Group. Lake Shore Savings’ and the Peer Group’s ratios reflect balances as of June 30, 2005, unless otherwise indicated for the Peer Group companies. Lake Shore Savings’ net worth base of 8.4% was below the Peer Group’s average net worth ratio of 15.0%. However, the Association’s pro forma capital position will increase with the addition of stock proceeds and will be more comparable to the Peer Group’s ratio following the stock offering. Tangible equity-to-assets ratios for the Association and the Peer Group equaled 8.4% and 14.5%, respectively, as goodwill and intangibles maintained by the Peer Group equaled 0.6% of assets. The increase in Lake Shore Savings’ pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Association’s higher pro forma capitalization will also result in a relatively low return on equity. Both Lake Shore Savings’ and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements, with the Peer Group’s ratios currently exceeding the Association’s ratios. On a pro forma basis, the Association’s regulatory surpluses will likely be comparable to the Peer Group’s ratios.

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[Table 3.2 is omitted. It has been filed as a paper filing.]

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The interest-earning asset compositions for the Association and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both Lake Shore Savings and the Peer Group. The Association’s loans-to-assets ratio of 60.2% was slightly lower than the comparable Peer Group ratio of 63.6%. Comparatively, the Association’s cash and investments-to-assets ratio of 35.3% was slightly above the comparable ratio for the Peer Group of 31.3%. Overall, Lake Shore Savings’ interest-earning assets amounted to 95.5% of assets, which approximated the comparable Peer Group ratio of 94.9%.

Lake Shore Savings’ funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s funding composition. The Association’s deposits equaled 74.5% of assets, which was similar to the comparable Peer Group ratio of 72.0%. Borrowings also accounted for a slightly higher portion of the Association’s interest-bearing funding composition, as indicated by borrowings-to-assets ratios of 15.5% and 11.9% for Lake Shore Savings and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Association and the Peer Group, as a percent of assets, equaled 90.0% and 83.9%, respectively. Following the increase in capital provided by the net proceeds of the stock offering, the Association’s ratio of interest-bearing liabilities as a percent of assets will likely be more comparable to the Peer Group’s ratio.

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Peer Group’s IEA/IBL ratio is stronger than the Association’s ratio, based on IEA/IBL ratios of 113.1% and 106.1%, respectively. The additional capital realized from stock proceeds should serve to provide Lake Shore Savings with an IEA/IBL ratio that that is fairly comparable to the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Lake Shore Savings’ growth rates are based on annualized growth for the 18-month period ended June 30, 2005, while the Peer Group’s growth rates are based on annual growth for the twelve months ended June 30, 2005 or the most recent period available. Lake Shore Savings’ assets increased at a 6.2% annualized rate, which was slightly below the Peer Group’s asset

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growth rate of 7.2%. Asset growth for the Association consisted of a mix of loans and cash and investments, with a higher growth rate indicated for cash and investments. Asset growth for the Peer Group was realized through loan growth, which was partially funded with cash and investments.

A combination of deposits and borrowings funded the Association’s asset growth, reflecting annualized growth rates of 4.8% and 12.0%, respectively. Comparatively, the Peer Group had a slightly lower deposit growth rate of 2.4% and a slightly higher borrowings growth rate of 13.4%. Capital growth rates posted by the Association and the Peer Group equaled 7.5% and 4.8%. Factors contributing to the Association’s higher capital growth rate included its lower level of capital, as well as retention of all of its earnings. Comparatively, while recording a similar return on assets as the Association, the Peer Group’s capital growth rate was slowed by dividend payments as well as stock repurchases. The increase in capital realized from stock proceeds, as well as possible dividend payments and stock repurchases, will depress the Association’s capital growth rate following the stock offering.

Income and Expense Components

Table 3.3 displays comparable statements of operations for the Association and the Peer Group, based on earnings for the twelve months ended June 30, 2005, unless otherwise indicated for the Peer Group companies. Lake Shore Savings and the Peer Group reported net income to average assets ratios of 0.72% and 0.66%, respectively. The Peer Group maintained comparative earnings advantages with respect to net interest income and non-interest operating income, while lower operating expenses and slightly lower loan loss provisions represented comparative earnings advantages for the Association. Net gains were not a factor in the Association’s earnings, while the Peer Group reported a net loss on the sale of assets.

The Peer Group’s stronger net interest margin was realized primarily through maintenance of a higher interest income ratio and, to a lesser extent, a lower interest expense ratio. The Peer Group’s higher interest income ratio was realized through earning a higher yield on interest-earning assets (5.22% versus 5.02% for the Association), which was supported by the Peer Group’s interest-earning asset composition that reflected a higher concentration of loans

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[Table 3.3 is omitted. It has been filed as a paper filing.]

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and a greater degree of diversification into higher yielding types of loans in comparison to the Association’s interest-earning asset composition. The Peer Group’s lower interest expense ratio was supported by maintenance of a lower level of interest-bearing liabilities, as the Association and the Peer Group both reported cost of funds equal to 2.02%. Overall, Lake Shore Savings and the Peer Group reported net interest income to average assets ratios of 2.97% and 3.28%, respectively.

In another key area of core earnings strength, the Association maintained a lower level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Association and the Peer Group reported operating expense to average assets ratios of 2.48% and 2.83%, respectively. The Association’s lower operating expense ratio was achieved despite maintaining a higher number of employees than the Peer Group relative to their respective asset sizes. Assets per full time equivalent employee equaled $3.5 million for the Association, versus $4.8 million for the Peer Group. On a post-offering basis, the Association’s operating expenses can be expected to increase with the addition of stock benefit plans and certain expenses that result from being a publicly traded company, with such expenses already impacting the Peer Group’s operating expenses. At the same time, Lake Shore Savings’ capacity to leverage operating expenses will be comparable to the Peer Group’s leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the earning strength of the Association and the Peer Group were comparable. Expense coverage ratios posted by Lake Shore Savings and the Peer Group equaled 1.20x and 1.16x, respectively. An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

As noted above, sources of non-interest operating income provided a slightly larger contribution to the Peer Group’s earnings. Non-interest operating income equaled 0.77% and

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0.57% of the Peer Group’s and Lake Shore Savings’ average assets, respectively. Taking non-interest operating income into account in comparing the Association’s and the Peer Group’s earnings, Lake Shore Savings’ efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 70.1% was comparable to the Peer Group’s efficiency ratio of 69.6%.

Loan loss provisions had a slightly larger impact on the Peer Group’s earnings, with loan loss provisions established by the Association and the Peer Group equaling 0.04% and 0.07% of average assets, respectively. The relatively minor impact of loan loss provisions on the Association’s and the Peer Group’s earnings were indicative of their generally favorable credit quality measures and low risk lending strategies.

Net gains and losses from the sale of assets were not a factor in the Association’s earnings, while the Peer Group posted a net loss equal to 0.09% of average assets. Typically, gains and losses generated from the sale of assets are viewed as earnings with a relatively high degree of volatility and, thus, are substantially discounted in the evaluation of an institution’s core earnings. The net loss indicated for the Peer Group included one time expenses recorded by two of the Peer Group companies pursuant to funding charitable founds at the time of their minority stock offerings.

Taxes had a comparable impact on the Association’s and the Peer Group’s earnings, as Lake Shore Savings and the Peer Group posted effective tax rates of 29.97% and 29.41%, respectively. As indicated in the prospectus, the Association’s effective marginal tax rate is equal to 38.5%.

Loan Composition

Table 3.4 presents data related to the Association’s and the Peer Group’s loan portfolio compositions and investment in mortgage-backed securities. The Association’s composition of assets reflected a higher concentration of 1-4 family permanent mortgage loans and mortgage-backed securities than maintained by the Peer Group (65.6% of assets versus 53.9% for the Peer Group). The Association’s higher ratio was attributable to maintaining a higher concentration of mortgage-backed securities relative to the Peer Group, as the Association and the Peer Group

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[Table 3.4 is omitted. It has been filed as a paper filing.]

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maintained comparable ratios of 1-4 family loans as a percent of assets. Loans serviced for others equaled 5.0% and 11.0% of the Association’s and the Peer Group’s assets, respectively, thereby indicating a slightly greater influence of mortgage banking activities on the Peer Group’s operations. The Peer Group’s balance of loans serviced for others translated into a modest balance of servicing intangibles, versus a zero balance for the Association.

Diversification into higher risk types of lending was more significant for the Peer Group companies on average. Commercial real estate/multi-family loans represented the most significant area of lending diversification for the Peer Group (9.8% of assets), while other areas of lending diversification for the Peer Group were fairly balanced between construction and land loans (2.46% of assets), commercial business loans (2.53% of assets) and consumer loans (3.0% of assets). Lending diversification for the Association’s consisted mostly of consumer loans which included home equity loans (9.6% of assets), followed by commercial real estate/multi-family loans (4.4% of assets), commercial business loans (2.4% of assets) and construction and land loans (0.7% of assets). Overall, the Peer Group’s higher ratio of loans-to-assets and greater degree of lending diversification into higher risk types of lending translated into a slightly higher risk weighted assets-to-assets ratio of 56.9%, versus a comparable Peer Group ratio of 52.8%.

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Association versus the Peer Group companies. In terms of balance sheet composition, Lake Shore Savings’ interest rate risk characteristics were considered to be less favorable than the Peer Group’s. Most notably, Lake Shore Savings’ lower tangible capital position and lower IEA/IBL ratio indicate a greater dependence on the yield-cost spread to sustain the net interest margin. The level of non-interest earning assets maintained by the Association and the Peer Group were comparable. On a pro forma basis, the infusion of stock proceeds should provide the Association with comparable balance sheet interest rate risk characteristics as currently maintained by the Peer Group, particularly with respect to the increases that will be realized in the Association’s equity-to-assets and IEA/IBL ratios.

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[Table 3.5 is omitted. It has been filed as a paper filing.]

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To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Lake Shore Savings and the Peer Group. In general, the relative fluctuations in the Association’s and the Peer Group’s net interest income to average assets ratios were considered to be fairly comparable and, thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.5, Lake Shore Savings and the Peer Group were viewed as maintaining a similar degree of interest rate risk exposure in their respective net interest margins. The stability of the Association’s net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level interest rate sensitive liabilities funding Lake Shore Savings’ assets.

Credit Risk

Overall, the credit risk associated with Lake Shore Savings’ balance sheet was considered to be comparable to the Peer Group’s, as implied by their respective ratios for credit quality and reserves for loan losses. As shown in Table 3.6, Lake Shore Savings’ ratio of non-performing assets and accruing loans that are more than 90 days past due as a percent of assets approximated the comparable Peer Group ratio (0.38% versus 0.35% for the Peer Group). Comparatively, Lake Shore Savings’ non-performing loans-to-loans ratio, which does not include accruing loans that are more than 90 days past due, was slightly lower than the Peer Group’s ratio (0.21% versus 0.35% for the Peer Group). The Association and the Peer Group maintained comparable levels of loss reserves as a percent of non-performing loans (297.0% versus 323.3% for the Peer Group), while loss reserves maintained as percent of loans were slightly higher for the Peer Group (0.84% versus 0.64% for the Association). Net loan charge-offs were slightly higher for the Association, as net loan charge-offs posted by the Association and the Peer Group equaled 0.11% and 0.07% of their respective loan balances.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Lake Shore Savings. Such

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[Table 3.6 is omitted. It has been filed as a paper filing.]

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general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

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Page 4.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology used to determine Lake Shore Savings’ estimated pro forma market value for purposes of pricing the minority stock. The valuation incorporates the appraisal methodology promulgated by the OTS and adopted in practice by the FDIC for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Association and the Peer Group, and determination of the Association’s pro forma market value utilizing the market value approach.

Appraisal Guidelines

The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution. The FDIC, state banking agencies and other Federal agencies have endorsed the OTS appraisal guidelines as the appropriate guidelines involving mutual-to-stock conversions. As previously noted, the appraisal guidelines for MHC offerings are somewhat different, particularly in the Peer Group selection process. Specifically, the regulatory agencies have indicated that the Peer Group should be based on the pro forma fully-converted pricing characteristics of publicly-traded MHCs, rather than on already fully-converted publicly-traded stock thrifts, given the unique differences in stock pricing of MHCs and fully-converted stock thrifts. Pursuant to this methodology: (1) a peer group of comparable publicly-traded MHC institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) the pro forma market value of the subject company is determined based on the market pricing of the peer group, subject to certain valuation adjustments based on key differences. In addition, the pricing characteristics of recent conversions and MHC offerings must be considered.

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RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed conversions and stock offerings of comparable MHCs, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses, based on either the Peer Group or the recent conversions and MHC transactions, cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

The pro forma market value determined herein is a preliminary value for the Association’s to-be-issued stock. Throughout the MHC process, RP Financial will: (1) review changes in the Association’s operations and financial condition; (2) monitor the Association’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending MHC offerings, and to a lesser extent, standard conversion offerings, both regionally and nationally. If material changes should occur prior to the close of the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Association and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Lake Shore Savings’ value, the market value of the stocks of public MHC institutions, or Lake Shore Savings’ value alone. To the extent a change in factors impacting the

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Association’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Association and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Association relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of Lake Shore Savings coming to market at this time.

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Association’s and the Peer Group’s financial strengths are noted as follows:

•

Overall A/L Composition. Loans funded by retail deposits were the primary components of both Lake Shore Savings’ and the Peer Group’s balance sheets. The Peer Group’s interest-earning asset composition exhibited a slightly higher concentration of loans and a slightly greater degree of diversification into higher risk and higher yielding types of loans. Overall, the Peer Group’s asset composition provided for a higher yield earned on interest-earning assets and a higher risk weighted assets-to-assets ratio than maintained by the Association. Lake Shore Savings’ funding composition reflected a comparable level of deposits and a higher level of borrowings than the comparable Peer Group ratios. Notwithstanding the Association’s greater utilization of borrowings, Lake Shore Savings’ overall cost of funds was comparable to the Peer Group’s. Overall, as a

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percent of assets, the Association maintained a comparable level of interest-earning assets and a higher level of interest-bearing liabilities compared to the Peer Group’s ratios, which provided for a higher IEA/IBL ratio for the Peer Group. After factoring in the impact of the net stock proceeds, the Association’s IEA/IBL ratio will be more comparable to the Peer Group’s ratio. On balance, RP Financial concluded that asset/liability composition was a neutral factor in our adjustment for financial condition.

•	Credit Quality. The Association and the Peer Group maintained comparable non—performing assets ratios and comparable loss reserves as a percent of non-performing loans. Loss reserves as a percent loans were higher for the Peer Group and net loan charge-offs were slightly higher for the Association. As noted above, the Peer Group’s risk weighted assets-to-assets ratio was slightly higher than the Association’s. Overall, RP Financial concluded that credit quality was a neutral factor in our adjustment for financial condition.

•	Balance Sheet Liquidity. The Association operated with a slightly higher level of cash and investment securities relative to the Peer Group (35.3% of assets versus 31.3% for the Peer Group). Following the infusion of stock proceeds, the Association’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments. The Association’s future borrowing capacity was considered to be fairly comparable to the Peer Group’s, as both the Association and the Peer Group were considered to have ample borrowing capacities based on their current ratios of borrowings-to-assets. Overall, RP Financial concluded that a slight upward adjustment was warranted for the Association’s balance sheet liquidity.

•

Funding Liabilities. The Association’s interest-bearing funding composition reflected a comparable concentration of deposits and a slightly higher concentration of borrowings relative to the comparable Peer Group ratios. Notwithstanding, the Association’s greater utilization of borrowings, Lake Shore Savings’ overall cost of funds was comparable to the Peer Group’s. The Association’s similar cost of funds was supported by a deposit composition that consisted of a relatively high proportion of lower costing savings and transaction accounts. Total interest-bearing liabilities as a percent of assets were higher for the Association compared to the Peer Group ratio, which was attributable to Lake Shore Savings’ lower capital position. Following the stock offering, the increase in the Association’s capital position should provide Lake Shore Savings with a comparable level of interest-bearing liabilities as maintained by the Peer Group.

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Overall, RP Financial concluded that no adjustment was warranted for Lake Shore Savings’ funding composition.

•	Capital. The Peer Group operates with a higher equity-to-assets ratio than the Association. However, following the stock offering, Lake Shore Savings’ pro forma capital position will be comparable to the Peer Group’s equity-to-assets ratio. The increase in the Association’s pro forma capital position will result in greater leverage potential and reduce the level of interest-bearing liabilities utilized to fund assets. At the same time, the Association’s more significant capital surplus will likely result in a lower ROE. On balance, RP Financial concluded that capital strength was a neutral factor in our adjustment for financial condition.

On balance, Lake Shore Savings’ balance sheet strength was considered to be slightly more favorable than Peer Group’s, as implied by the upward adjustment applied for the Association’s balance sheet liquidity. Accordingly, a slight upward adjustment was applied for the Association’s financial condition.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

•

Reported Earnings. The Association’s reported earnings were comparable to the Peer Group’s on a ROAA basis (0.72% of average assets versus 0.66% for the Peer Group). The Association maintained a lower level of operating expenses than the Peer Group, which was largely offset by the Peer Group’s higher net interest margin and higher level of non-interest operating income. The Peer Group’s earnings were also negatively impacted by non-operating losses, which were not a factor in the Association’s earnings. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Association’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company and the implementation of stock benefit plans. Overall, the Association’s and the Peer Group’s reported earnings were considered to be fairly comparable and, thus, RP

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Financial concluded that this was a neutral factor in our adjustment for profitability, growth and viability of earnings.

•	Core Earnings. Both the Association’s and the Peer Group’s earnings were derived largely from recurring sources, including net interest income, operating expenses, and non-interest operating income. In these measures, the Association operated with a lower net interest margin, a lower operating expense ratio and a lower level of non-interest operating income. The Association’s lower ratios for net interest income and operating expenses translated into an expense coverage ratio that was comparable to the Peer Group’s ratio (1.20x versus 1.16x for the Peer Group). Similarly, the Association’s efficiency ratio of 70.1% approximated the Peer Group’s efficiency ratio of 69.6%, as the Association’s lower operating expense ratio offset the Peer Group’s higher ratios for net interest income and non-interest operating income. Loss provisions had a slightly larger impact on the Peer Group’s earnings, while the Association and the Peer Group had similar effective tax rates. Overall, these measures, as well as the expected earnings benefits the Association should realize from the redeployment of stock proceeds into interest-earning assets, which will be somewhat negated by expenses associated with the stock benefit plans and operating as a publicly-traded company, indicate that the Association’s and the Peer Group’s core earnings are fairly comparable. Therefore, RP Financial concluded that this was a neutral factor in our adjustment for profitability, growth and viability of earnings.

•	Interest Rate Risk. Quarterly changes in the Association’s and the Peer Group’s net interest income to average assets ratios indicated the degree of volatility associated with the Association’s and the Peer Group’s net interest margins was comparable. Other measures of interest rate risk, such as capital and IEA/IBL ratios, were more favorable for the Peer Group, thereby indicating a lower dependence on the yield-cost spread to sustain net interest income. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Association with equity-to-assets and IEA/ILB ratios that are comparable to the Peer Group ratios. Accordingly, on balance, this was a neutral factor in our adjustment for profitability, growth and viability of earnings.

•	Credit Risk. Loan loss provisions were a slightly larger factor in the Peer Group’s earnings. In terms of future exposure to credit quality related losses, lending diversification into higher risk types of loans was greater for the Peer Group. Credit quality measures for non-performing assets and loss reserves as a percent of non-performing loans were comparable for the Association and the Peer Group, while the Peer Group’s higher loss reserves as a percent of loans represented lower credit risk exposure for the Peer Group. Overall, RP Financial concluded that earnings credit risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

•

Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Association’s historical growth was comparable to the Peer Group’s. Second, the infusion of stock proceeds will provide the

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Association with comparable growth potential through leverage as currently maintained by the Peer Group. Third, opportunities to increase earnings through loan and deposit growth are considered to be less favorable in the Company’s primary market area, based on the demographic and economic limitations that are associated with the primary market area served by Lake Shore Savings (shrinking and older population base with relatively lower per capita income). Lastly, the Peer Group’s slightly higher level of non-interest operating income implies greater earnings growth potential and sustainability of earnings during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, a slight downward adjustment was warranted for the Association’s earnings growth potential.

•	Return on Equity. Currently, the Association’s ROE is above the Peer Group’s ROE, which was realized through earning a comparable return on assets with a lower level of capital than maintained by the Peer Group. As the result of the significant increase in capital that will be realized from the infusion of net stock proceeds into the Association’s equity, the Association’s pro forma return equity on a core earnings basis will be more comparable to the Peer Group’s ROE. Accordingly, this was a neutral factor in the adjustment for profitability, growth and viability of earnings.

On balance, the profitability, growth and viability of Lake Shore Savings’ and the Peer Group’s earnings were considered to be comparable. Accordingly, no adjustment was warranted for this valuation factor.

3.	Asset Growth

While asset growth rates for the Association and the Peer Group were fairly comparable, the composition of the Peer Group’s asset growth was viewed as more favorable in light of the larger contribution that loan growth made to the Peer Group’s asset growth (11.4% loan growth rate compared to a 4.5% loan growth rate for the Association). On a pro forma basis, the Association’s tangible equity-to-assets ratio will be comparable to the Peer Group’s tangible equity-to-assets ratio, indicating comparable leverage capacity for the Association. Accordingly, on balance, we believe no valuation adjustment was warranted for this factor.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market

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served. Operating in upstate western New York, the Association faces significant competition for loans and deposits from other financial institutions, many of which are larger, provide a broader array of services and have significantly larger branch networks than maintained by the Association. Lake Shore Savings’ primary market area for deposits and loans is considered to be where the Association maintains a branch presence in the counties of Chautauqua and Erie, as well as nearby surrounding markets. As part of the Buffalo metropolitan area, Erie County is a suburban and urban market area with a relatively dense population base. Comparatively, Chautauqua County is a more rural market area, with a much small population base than Erie County. Notably, both of the primary market area counties experienced a decline in population during the first five years of this decade, with additional population shrinkage projected over the next five years. Population shrinkage reflects the lack of economic growth in the area, especially with regard to job losses in the manufacturing sector. Per capita and household income measures for the primary market area counties were lower than the comparable measures for the U.S. and New York, with the more significant gap in income measures reflected for the more rural market area of Chautauqua County.

The majority of the Peer Group companies serve markets with more favorable demographic growth characteristics than the Association’s primary market area. In general, the Peer Group companies operated in markets with faster growing populations and higher per capita income. While a few of the Peer Group companies operate in large urban markets, the majority of the Peer Group companies operate in suburban and rural markets similar to Chautauqua County in size. The average and median deposit market shares maintained by the Peer Group companies were lower than the Association’s market share of deposits in Chautauqua County. In general, the degree of competition faced by the Peer Group companies was viewed as greater than experienced in the Association’s primary market area, while the growth potential in the markets served by the Peer Group companies was for the most part viewed as more favorable than implied for the Association’s primary market area. Summary demographic and deposit market share data for the Association and the Peer Group companies is provided in Exhibit III-3. As shown in Table 4.1, July 2005 unemployment rates for the majority of the markets served by the Peer Group companies were generally comparable or slightly above the unemployment rate

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reflected for Chautauqua County. On balance, we concluded that a slight downward adjustment was appropriate for the Association’s market area.

Table 4.1

Market Area Unemployment Rates

Lake Shore Savings and the Peer Group Companies(1)

		July 2005 Unemployment
	County
Lake Shore Savings - NY	Chautauqua	4.6%

The Peer Group

Alliance Bank MHC – PA	Delaware	4.9%
Cheviot Financial Corp. MHC - OH	Hamilton	5.4

Table 4.1 (continued) Market Area Unemployment Rates Lake Shore Savings and the Peer Group Companies(1)

First Federal Fin. Services MHC – IL	Madison	5.8
Gouverneur Bancorp MHC – NY	St. Lawrence	5.9
Greene Co. Bancorp MHC - NY	Greene	4.8
Jacksonville Bancorp MHC – IL	Morgan	5.1
Naug. Valley Finan. Corp. MHC – CT	New Haven	5.9
Oneida Financial MHC – NY	Madison	5.0
PSB Holdings, Inc. MHC – CT	Windham	5.6
Pathfinder Bancorp MHC - NY	Oswego	6.4

(1)	Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

5.	Dividends

At this time the Association has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

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All ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.33% to 3.87%. The average dividend yield on the stocks of the Peer Group institutions equaled 2.38% as of September 30, 2005. As of September 30, 2005, approximately 88% of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.22%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

Our valuation adjustment for dividends for Lake Shore Savings also considered the regulatory policy with regard to waiver of dividends by the MHC. Under current policy, any waiver of dividends by an FDIC regulated MHC requires that the minority stockholders’ ownership interest be reduced in a second-step conversion to reflect the cumulative waived dividend account. Comparatively, no adjustment for waived dividends is required for OTS regulated companies in a second-step conversion. As an MHC operating under OTS regulation, the Association will be subject to the same regulatory dividend policy as a large majority of the Peer Group companies (nine of the Peer Group companies operate under OTS regulation). Accordingly, we believe that to the extent Lake Shore Savings’ pro forma market value would be influenced by the OTS’ dividend policy regarding MHC institutions, it has been sufficiently captured in the pricing of the Peer Group companies.

While the Association has not established a definitive dividend policy prior to converting, the Association will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma earnings and capitalization. On balance, we concluded that no adjustment was warranted for purposes of the Association’s dividend policy.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. Nine of the Peer Group members trade on the NASDAQ system and the remaining company trades on the AMEX. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies, based on the shares issued and outstanding to public shareholders (i.e., excluding the majority ownership interest owned by the

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respective MHCs) ranged from $11.6 million to $49.6 million as of September 30, 2005, with average and median market values of $27.7 million and $28.6 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 688,000 to 4.5 million, with average and median shares outstanding of 2.2 million and 1.8 million, respectively. The Association’s minority stock offering is expected to have a pro forma market value and shares outstanding that will be in the middle of the comparable ranges indicated for the Peer Group. Like the majority of the Peer Group companies, the Association’s stock will be quoted on the NASDAQ National Market System following the stock offering. Overall, we anticipate that the Association’s public stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7.	Marketing of the Issue

Three separate markets exist for thrift stocks: (1) the after-market for public companies, both fully-converted stock companies and MHCs, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held company and stock trading history; and (3) the thrift acquisition market. All three of these markets were considered in the valuation of the Association’s to-be-issued stock.

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

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In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. Higher oil prices and allegations of improprieties in the insurance industry pressured the Dow Jones Industrial Average (“DJIA”) to its lowest level of the year in late-October 2004. Lower oil prices reversed the downward trend in stocks at the close of October. The election outcome, a rise in consumer confidence and a strong jobs report for October extended the stock market rally into mid-November, as the DJIA hit a seven month high. Concerns about the falling dollar and a sharp rise in October producer prices temporarily dampened the stock market rally in late-November, but then stocks recovered in early-December on a sharp decline on oil prices. Some favorable economic data, including a strong report on December consumer confidence and a five-month low in new unemployment claims, helped to extend the rally through the end of the year as the DJIA move to a three and one-half year high.

The broader stock market started 2005 in a downward trend, as investors reacted negatively to some disappointing economic data and indications by the Federal Reserve that it was likely to keep raising rates because of wariness about inflation. Concerns about slowing profit growth, weaker than expected growth in the fourth quarter of 2004 and the elections in Iraq extended the downward trend through mid-January. After three straight weekly declines, the DJIA edged higher in the last week of January on some upbeat earnings reports and a better than expected consumer confidence index. The positive trend in the broader stock market continued during the first half of February, as the Federal Reserve’s quarter-point rate increase contained no surprises, oil prices declined and January retail sale beat expectations. The broader stock market had an uneven performance during the second half of February, reflecting concerns about inflation, higher oil prices and a weak dollar.

Despite surging oil prices, the DJIA moved back into positive territory for the year in early-March 2005. Strong job growth reflected in the February employment data and better than expected retail sales for February were factors that contributed to the positive move in stocks during the first week of March. Higher oil prices and interest rates pressured stocks lower in mid-March, as rising commodity prices rekindled inflation fears. The downturn in stocks continued going into the second half of March, as stocks were weighed down by news of a record U.S. trade deficit in 2004, General Motors’ warning that earnings would be significantly

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below an earlier forecast and record high oil prices. Increased expectations of higher interest rates further depressed stocks in late-March, as the Federal Reserve surprised investors by signaling for the first time in more than four years that it was concerned with inflation. As expected, the Federal Reserve concluded its March meeting by raising its target for the federal funds rate to 2.75% from 2.5%. After dropping to a two-month low, a decline in oil prices helped lift the DJIA to its biggest one-day gain for the year at the end of March 2005. However, the first quarter of 2005 still showed a decline in the DJIA for the third year in a row.

Weaker-than-expected job growth reflected in the March 2005 employment data pushed stocks lower at the start of the second quarter. Following a brief rally in early-April, the broader stock market moved to a five-month low in mid-April. The sell-off was based on concerns of a slowing U.S. economy, higher inflation and rising oil prices. Comparatively, economic data which showed a decline in initial jobless claims, a pick-up in Mid-Atlantic manufacturing activity and strong new home sales combined with some favorable first quarter earnings reports fueled a sharp rise in the stock market heading into late-April. A stronger-than-expected employment report for April, optimism about interest rates and a big planned purchase of General Motors shares helped to lift stocks in early-May. Gains in the broader stock market generally continued through the balance of May, as oil prices dropped and the economy showed signs of sustaining growth with low inflation following an upward revision in GDP growth for the first quarter while an accompanying inflation measure remained unrevised. The positive trend in the broader stock market was sustained through the first half of June, fueled by economic data which showed steady growth and mild inflation. After moving to a three-month high in mid-June, stocks declined at the end of the second quarter on continued worries over oil prices, slowing economic growth and the Federal Reserve’s plans for raising interest rates further.

The broader stock market rebounded at the start of the third quarter of 2005, as investors reacted favorably to falling oil prices and job growth reflected in the June employment data. Favorable inflation data for June and some positive third quarter earnings reports sustained the rally into the latter part of July. Stocks posted further gains in early-August on optimism about the economy, corporate profits and interest rates. Concerns that rising oil prices would reduce consumer spending and hurt corporate earnings produced a downward trend in the stock

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market during the second half of August, with the DJIA posting a 1.5% loss for the month of August. The stock market showed resiliency in aftermath of Hurricane Katrina, as oil prices fell following the Energy Department’s decision to release some of the Strategic Petroleum Reserve.

Lower oil prices and an upbeat report from the Federal Reserve that showed the economy kept growing in July and August helped to extend the rebound in the stock market heading into mid-September. The rebound in the broader stock market paused in mid-September, as Hurricane Rita, higher oil prices and a quarter point rate increase by the Federal Reserve contributed to the DJIA posting its worst weekly loss in three months for the trading week ending September 23rd. Stocks rebounded mildly at the close of the third quarter, which helped the DJIA to a 2.9% gain for the third quarter. As an indication of the general trends in the nation’s stock markets over the past year, as of September 30, 2005, the DJIA closed at 10568.70 an increase of 3.7% from one year ago and a decline of 2.0% year-to-date, and the NASDAQ closed at 2151.69 an increase of 10.8% from one year ago and a decline of 1.1% year-to-date. The Standard & Poors 500 Index closed at 1228.81 on September 30, 2005 an increase of 8.6% from one year ago and an increase of 1.4% year-to-date.

The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift stocks have appreciated and declined in conjunction with the broader market. Thrift stocks followed the broader stock market lower at the close of the third quarter of 2004 and then rebounded in conjunction with the broader stock market rally at the start of the fourth quarter. After trading in a narrow range into mid-October, thrift stocks moved lower on some disappointing third quarter earnings and lower guidance on future earnings due to margin compression resulting from a flatter yield curve. The rally in the boarder stock market and the Federal Reserve’s indication that inflation risks were well contained fueled gains in the thrift sector during the first half of November. Trading activity in thrift stocks was mixed during late-November, as the rally lost steam on some profit taking and higher than expected inflation data for October. Thrift issues followed the broader market higher in early-December and then declined modestly into a narrow trading range through late-December. The year end rally in the broader stock market provided a slight boost to thrift prices as well.

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The market for thrift stocks was mixed at the start of 2005, but, in general, thrift stocks eased lower during January. Fourth quarter earnings for the thrift sector were generally in line with expectations, but concerns about higher interest rates and margin compression hindered thrift stocks throughout most of January. Thrift stocks followed the broader market higher in early-February, but then eased slightly in mid-February as long-term interest rates spiked-up following an unexpected surge in the January 2005 wholesale core inflation rate. Comparatively, tame inflation data reflected in the January consumer price index provided a boost to the thrift sector in late-February. Thrift stocks followed the broader market higher in early-March, as long-term interest rates declined slightly. Likewise, thrift stocks declined in conjunction with broader market during mid-March on the spike-up in long-term interest rates and signals from the Federal Reserve that it was becoming more concerned about inflation. Thrift stocks participated in the broader market rally at the close of the first quarter, with the SNL Thrift Index posting a one-day gain of 1.3% compared to 1.1% gain for the DJIA.

Thrift issues started the second quarter of 2005 trading in a narrow range and then followed the broader market lower in mid-April reflecting concerns that first quarter earnings in the thrift sector would show the negative effects of net interest margin compression resulting from the flattening of the yield curve. Acquisition speculation involving some large thrifts and a strong report on new home sales in March provided a boost to thrift stocks in late-April. Thrift stocks continued to show strength at the beginning of May, as long-term Treasury yields headed higher on news that the U.S. Treasury Department was considering bringing back the 30-year Treasury bond. Surprisingly strong job growth cooled off the thrift rally at the end of the first week of May. Thrift stocks rebounded in mid-May on strength in the broader market and a smaller than expected increase in the April consumer price index, which served to ease inflation concerns. Tame inflation data in the revised first quarter GDP report provided a boost to thrift stocks in late-May.

A weak employment report for May 2005 and concerns of an inverted yield curve provided for a mild pull back in thrift issues in early-June. Thrift stocks strengthened in mid-June, supported by a decline in the May consumer price index which served to calm inflation fears. Stocks in general also moved higher in mid-June on news that consumer confidence was up in June, reflecting the impact of a decline in the national unemployment rate and lower

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gasoline prices. Thrift stocks traded in a narrow range at the end of the second quarter, outperforming the broader market as acquisition activity in the financial services sector largely offset factors that were negatively impacting stocks in general such as higher oil prices.

Strength in the broader stock market and some positive second quarter earnings reports in the thrift sector supported a positive trend in thrift stocks at the beginning of the third quarter of 2005. Thrift stocks settled into a narrow trading range in late-July and early-August, as higher short-term interest rates provided for further flattening of the Treasury yield curve. Weakness in the broader market combined with a flatter yield curved pressured thrift stocks lower in mid- and late-August. Similar to the broader market, the market for thrift issues showed mixed results in early-September amid ongoing concerns about the long-term economic impact of Hurricane Katrina. Strength in the broader market and speculation of the Federal Reserve taking a pause in increasing rates supported a mild rally in thrift stocks going into mid-September. Likewise, thrift issues sold off in conjunction with the broader stock market going into late-September, as investors reacted negatively to the Federal Reserve hiking interest rates by another quarter point and the threat of Hurricane Rita hurting energy production. In contrast to the rebound in the broader stock market, thrift issues continued their slide at the end of the third quarter as a sharp decline in September consumer confidence weighted heavily on the thrift sector. On September 30, 2005, the SNL Index for all publicly-traded thrifts closed at 1,527.2, an increase of 0.7% from one year ago and a decline of 4.9% year-to-date. The SNL MHC Index closed at 2,864.2 on September 30, 2005, an increase of 4.6% from one year ago and a decline of 2.2% year-to-date.

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Association’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds,

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effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

After experiencing a softer market in the first quarter of 2005, particularly with respect to mutual holding company offerings where a number of new issues traded below their IPO prices, speculative interest in converting thrifts lessened and the new issue market for converting issues has shown signs of stabilizing in recent months. As shown in Table 4.2, four mutual holding company offerings were completed during the past three months, while no standard or second-step conversions were completed during the past three months. Two of the

[Table 4.2 is omitted. It has been filed as a paper filing.]

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mutual holding company offerings were closed at the top of their superranges, one was closed between the maximum and supermaximum of its offering range and one was closed at slightly above the minimum of its offering range. On a fully-converted basis, the average closing pro forma price/tangible book ratio of the recent MHC offerings equaled 80.8%. On average, the four recent MHC offerings reflected price appreciation of 9.6% after the first week of trading and price appreciation of 10.2% after the first month of trading.

C.	The Acquisition Market

Also considered in the valuation was the potential impact on Lake Shore Savings’ stock price of recently completed and pending acquisitions of other savings institutions operating in New York. As shown in Exhibit IV-4, there were ten New York thrift acquisitions completed from the beginning of 2002 through year-to-date 2005, and there are currently no acquisitions pending for a New York savings institution. To the extent that speculation of a re-mutualization may impact the Association’s valuation, we have largely taken this into account in selecting companies which operate in the MHC form of ownership. Accordingly, the Peer Group companies are considered to be subject to the same type of acquisition speculation that may influence Lake Shore Savings’ trading price.

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for MHC shares and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.	Management

Lake Shore Savings’ management team appears to have experience and expertise in all of the key areas of the Association’s operations. Exhibit IV-5 provides summary resumes of Lake Shore Savings’ Board of Directors and senior management. The financial characteristics of the Association suggest that the Board and senior management have been effective in implementing

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an operating strategy that can be well managed by the Association’s present organizational structure. The Association currently does not have any senior management positions that are vacant.

Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a federally-insured savings institution operating in the MHC form of ownership, Lake Shore Savings will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Association’s pro forma regulatory capital ratios. The one difference noted between Lake Shore Savings and one of the Peer Group companies that operates as an FDIC regulated institution was in the area of regulatory policy regarding dividend waivers (see the discussion above for “Dividends”). Since this factor was already accounted for in the “Dividends” section of this appraisal, no further adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Association’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	Slight Upward

Profitability, Growth and Viability of Earnings	No Adjustment

Asset Growth	No Adjustment

Primary Market Area	Slight Downward

Dividends	No Adjustment

Liquidity of the Shares	No Adjustment

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Key Valuation Parameters:	Valuation Adjustment
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

Basis of Valuation - Fully-Converted Pricing Ratios

As indicated in Chapter III, the valuation analysis included in this section places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a “fully-converted” basis. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) no opportunity for public shareholders to exercise voting control; (3) the potential pro forma impact of second-step conversions on the pricing of MHC institutions; (4) the regulatory policies regarding the dividend waiver policy by MHC institutions; and (5) the middle-tier structure maintained by most MHCs facilitates the ability for stock repurchases. The above characteristics of MHC shares have provided MHC shares with different trading characteristics versus fully-converted companies. To account for the unique trading characteristics of MHC shares, RP Financial has placed the financial data and pricing ratios of the Peer Group on a fully-converted basis to make them comparable for valuation purposes. Using the per share and pricing information of the Peer Group on a fully-converted basis accomplishes a number of objectives. First, such figures eliminate distortions that result when trying to compare institutions that have different public ownership interests outstanding. Secondly, such an analysis provides ratios that are comparable to the pricing information of fully-converted public companies, and more importantly, are directly applicable to determining the pro forma market value range of the 100% ownership interest in Lake Shore Savings as an MHC. Lastly, such an analysis allows for consideration of the potential dilutive impact of dividend waiver policies adopted by the Federal agencies. This technique is validated by the investment community’s evaluation of MHC pricing, which also incorporates the pro forma impact of a second-step conversion based on the current market price.

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To calculate the fully-converted pricing information for MHCs, the reported financial information for the public MHCs must incorporate the following assumptions, based on completed second-step conversions to date: (1) all shares owned by the MHC are assumed to be sold at the current trading price in a second step-conversion; (2) the gross proceeds from such a sale are adjusted to reflect reasonable offering expenses and standard stock based benefit plan parameters that would be factored into a second-step conversion of MHC institutions; (3) net proceeds are assumed to be reinvested at market rates on a tax effected basis; and (4) the public ownership interest is adjusted to reflect the pro forma impact of the waived dividends pursuant to applicable regulatory policy. Book value per share and earnings per share figures for the public MHCs were adjusted by the impact of the assumed second step-conversion, resulting in an estimation of book value per share and earnings per share figures on a fully-converted basis. Table 4.3 on the following page shows the calculation of per share financial data (fully-converted basis) for each of the ten public MHC institutions that form the Peer Group.

Valuation Approaches: Fully-Converted Basis

In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing Lake Shore Savings’ to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in Lake Shore Savings’ prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and the Foundation (summarized in Exhibits IV-7 and IV-8). Pursuant to the minority stock offering, we have also incorporated the valuation parameters disclosed in Lake Shore Savings’ prospectus for offering expenses. The assumptions utilized in the pro forma analysis in calculating the Association’s full conversion value were consistent with the assumptions utilized for the minority stock offering, except expenses were assumed to equal 2.0% of gross proceeds.

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[Table 4.3 is omitted. It has been filed as a paper filing.]

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In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, recent conversions and MHC offerings.

RP Financial’s valuation placed an emphasis on the following:

•	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Association’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma fully-converted basis for the Association as well as for the Peer Group; and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting the minority offering proceeds, we also gave weight to the other valuation approaches.

•	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

The Association will adopt Statement of Position (“SOP”) 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive

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impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of September 30, 2005, the pro forma market value of Lake Shore Savings’ full conversion offering, taking into account the dilutive impact of the stock contribution to the Foundation, equaled $50,000,000 at the midpoint, equal to 5,000,000 shares at $10.00 per share.

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Association’s pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Association’s reported earnings equaled $2.327 million for the twelve months ended June 30, 2005. In deriving Lake Shore Savings’ core earnings, the only adjustment made to reported earnings was to eliminate net gains on the sale of investments, which equaled $2,000 for the twelve months ended June 30, 2005. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 38.5% for the gains on sale investments, the Association’s core earnings were determined to equal $2.326 million for the twelve months ended June 30, 2005. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Amount
($000)
Net income	$2,327
Less: Gain on sale of investments(1)	(1)

Core earnings estimate	$2,326

(1)	Tax effected at 38.5%.

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Based on Lake Shore Savings’ reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Association’s pro forma reported and core P/E multiples (fully-converted basis) at the $50.0 million midpoint value equaled 19.65 times and 19.66 times, respectively, which provided for discounts of 24.5% and 29.4% relative to the Peer Group’s average reported and core P/E multiples (fully-converted basis) of 26.01 times and 27.83 times, respectively (see Table 4.4). At the top of the superrange, the Association’s reported and core P/E multiples equaled 25.29 times and 25.30 times, respectively. In comparison to the Peer Group’s average reported and core P/E multiples, the Association’s P/E multiples at the top of the superrange reflected discounts of 2.8% and 9.1%, respectively.

On an MHC reported basis, the Association’s reported and core P/E multiples at the midpoint value of $50.0 million equaled 20.89 times and 20.90 times, respectively. The Association’s reported and core P/E multiples provided for discounts of 25.8% and 27.4% relative to the Peer Group’s average reported and core P/E multiples of 28.17 times and 28.77 times, respectively. The Association’s implied MHC pricing ratios relative to the MHC pricing ratios for the Peer Group are shown in Table 4.5, and the pro forma calculations are detailed in Exhibits IV-10 and Exhibit IV-11.

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Association’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio (fully-converted basis), to Lake Shore Savings’ pro forma book value (fully-converted basis). Based on the $50.0 million midpoint valuation, Lake Shore Savings’ pro forma P/B and P/TB ratios both equaled 71.91%. In comparison to the average P/B and P/TB ratios for the Peer Group of 89.10% and 92.39%, the Association’s ratios reflected a discount of 19.3% on a P/B basis and a discount of 22.2% on a P/TB basis. At the top of the superrange, the Association’s P/B and P/TB ratios on a fully-converted basis both equaled 79.67%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the superrange reflected discounts of 10.6% and 13.8%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, in light of the previously referenced valuation adjustments, the nature of the calculation of the P/B

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ratio which mathematically results in a ratio discounted to book value and the resulting pricing ratios indicated under the earnings approach.

On an MHC reported basis, the Association’s P/B and P/TB ratios at the $50.0 million midpoint value both equaled 107.99%. In comparison to the average P/B and P/TB ratios

[Table 4.4 is omitted. It has been filed as a paper filing.]

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[Table 4.5 is omitted. It has been filed as a paper filing.]

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indicated for the Peer Group of 169.69% and 180.77%, respectively, Lake Shore Savings’ ratios were discounted by 36.4% on a P/B basis and 40.3% on a P/TB basis.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio (fully-converted basis) to the Association’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, Lake Shore Savings’ full conversion value equaled 13.38% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio (fully-converted basis) of 21.58%, which implies a discount of 38.0% has been applied to the Association’s pro forma P/A ratio (fully-converted basis).

On an MHC reported basis, Lake Shore Savings’ pro forma P/A ratio at the $50.0 million midpoint value equaled 14.26%. In comparison to the Peer Group’s average P/A ratio of 24.44%, Lake Shore Savings’ P/A ratio indicated a discount of 41.7%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion and MHC offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The four recently completed MHC offerings closed at an average price/tangible book ratio of 80.8% (fully-converted basis) and, on average, appreciated 9.6% and 10.2% during the first week and first month of trading, respectively. In comparison, the Association’s P/TB ratio of 71.9% at the midpoint value reflects an implied discount of 11.0% relative to the average closing P/TB ratio of the recent MHC offerings. At the top of the superrange, the Association’s P/TB ratio of 79.7% reflected an implied discount of 1.4% relative to the average closing P/TB ratio of the recent MHC offerings. The current average fully-converted P/TB ratio of the three recent MHC offerings that are traded

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on NASDAQ equaled 85.6%, based on closing market prices as of September 30, 2005. In comparison to the current P/TB ratio of the publicly-traded MHC offerings, the Association’s P/TB ratio at the midpoint value reflects an implied discount of 16.0% and at the top of the superrange the discount narrows to 6.9%.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of September 30, 2005, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, both shares issued publicly as well as to the MHC, equaled $50,000,000 at the midpoint, equal to 5,000,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $42,500,000 and a maximum value of $57,500,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 4,250,000 at the minimum and 5,750,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $66,125,000 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 6,612,500. The Board of Directors has established a public offering range such that the public ownership of the Association will constitute a 45.0% ownership interest prior to the issuance of shares to the Foundation. Accordingly, the offering to the public of the minority stock will equal $19,125,000 at the minimum, $22,500,000 at the midpoint, $25,875,000 at the maximum and $29,756,250 at the supermaximum of the valuation range. Based on the public offering range and inclusive of the shares issued to the Foundation, equal to 2.0% of the shares issued in the reorganization, the public ownership of shares will represent 47.0% of the shares issued throughout the valuation range. The pro forma valuation calculations relative to the Peer Group (fully-converted basis) are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8; the pro forma valuation calculations relative to the Peer Group based on reported financials are shown in Table 4.5 and are detailed in Exhibits IV-10 and IV-11.

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[IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THE EXHIBITS TO THIS VALUATION REPORT HAVE BEEN FILED IN PAPER PURSUANT TO A CONTINUING HARDSHIP EXEMPTION.]